DATED 27 JULY 2009

(1) WINDRACE INTERNATIONAL COMPANY LIMITED

(2) SHUIPAN LIN

(3) WISETECH HOLDINGS LIMITED

(4) WINDTECH HOLDINGS LIMITED

INVESTMENT AGREEMENT

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com

Fax : 28100431
Tel : 28259211

CONTENTS

CLAUSE		PAGE

1.	INTERPRETATION	2
2.	INVESTMENT	10
3.	CONDITIONS	11
4.	CONSIDERATION	12
5.	PRE-CLOSING MATTERS	14
6.	CLOSING, SPA CLOSING AND POST-SPA CLOSING	16
7.	WARRANTIES AND INDEMNITIES	16
8.	POST CLOSING UNDERTAKINGS	18
9.	TERMINATION	19
10.	CANCELLATION OF WARRANTS	23
11.	LIMITATION OF LIABILITIES	23
12.	GUARANTEE BY MR. LIN	25
13.	ANNOUNCEMENTS AND CONFIDENTIALITY	27
14.	STAMP DUTY AND EXPENSES	28
15.	GENERAL	28
16.	NOTICES	30
17.	GOVERNING LAW AND JURISDICTION	31
SCHEDULE 1 AGREED PROPORTION		34
SCHEDULE 2 PART A DETAILS OF WINDRACE		35
SCHEDULE 2 PART B DETAILS OF SUBSIDIARIES OF WINDRACE		37
SCHEDULE 3 PART A COMPLETION OBLIGATIONS UPON CLOSING		39
SCHEDULE 3 PART B COMPLETION OBLIGATIONS UPON SPA CLOSING		41
SCHEDULE 3 PART C COMPLETION OBLIGATIONS UPON POST-SPA CLOSING		42
SCHEDULE 4 WINDRACE’S WARRANTIES		43
SCHEDULE 5 INVESTORS’ WARRANTIES		78
SCHEDULE 6 WINDRACE ACTIVITIES PENDING CLOSING		79
SCHEDULE 7 SPAC ACTIVITIES PENDING CLOSING		82
SCHEDULE 8 ESCROW AGREEMENT		83
SCHEDULE 9 PROPERTY		99
SCHEDULE 10 DEED OF INDEMNITY		1
EXHIBIT ACCOUNTS		12

AGREEMENT

DATED 27 JULY 2009

PARTIES

(1)
WINDRACE INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands with limited liability, the registered office of which is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Windrace”);

(2)	SHUIPAN LIN, whose address is at No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC and whose PRC passport number is G14386872 (“Mr. Lin”);

(3)	WISETECH HOLDINGS LIMITED, a company incorporated in BVI whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI ("Wisetech"); and

(4)	WINDTECH HOLDINGS LIMITED, a company incorporated in BVI, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI ("Windtech").

(Wisetech and Windtech collectively are referred to as the “Investors” and each of them as the “Investor” hereinafter.)

RECITALS

(A)
Windrace is a company incorporated under the laws of the Cayman Islands with limited liability.  It currently has an authorised share capital of HK$390,000 divided into 3,892,000 ordinary shares of HK$0.10 each and 8,000 preferred shares of HK$0.10 each and as at the date hereof, 100,000 shares of HK$0.10 each (including 92,000 ordinary shares and 8,000 preferred shares) in the capital of Windrace have been issued and are fully paid or credited as fully paid, details of which are set out in Part A of Schedule 2.

(B)
SPAC is a company incorporated under the laws of Delaware and the shares of which are listed on the NYSE Amex. Exceed is a wholly-owned subsidiary of SPAC and a company incorporated under the laws of the BVI with limited liability.

(C)	Wisetech and Windtech are the wholly-owned subsidiaries of New Horizon Capital, L.P. and New Horizon Capital III, L.P., respectively.

(D)
Windrace, SPAC, Exceed and the other parties entered into the SPA providing for, amongst other things, the acquisition by Exceed of all the outstanding ordinary shares of Windrace.  Upon SPA Closing, Exceed shall become the holding company of Windrace and SPAC shall merge with and into Exceed with Exceed as the surviving entity.

(E)	Subject to the terms and conditions of this Agreement, the parties hereto have agreed to provide for investment to be made by the Investors in Windrace and Exceed.

AGREEMENT

1.	INTERPRETATION

1.1	In this Agreement (including the recitals), the following expressions shall have the following meanings except where the context otherwise requires:

“Accounts”
the consolidated balance sheet of Windrace as at the end of each of the three years ended the Last Accounts Date and the consolidated profit and loss account of Windrace for each of the three financial years ended the Last Accounts Date, and all notes thereto prepared in accordance with IFRS, copies of which are annexed hereto marked “Exhibit 1” and initialled by the parties hereto for the purposes of identification;

“Affiliate”
with respect to any person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person;

“Agreed Proportion”
the agreed proportion in respect of Wisetech and Windtech as set out in Schedule 1;

“Agreement”
this Agreement including its schedules and exhibit, as may be amended or supplemented from time to time;

“BVI”
the British Virgin Islands;

“Business Day”
a day (excluding Saturdays and Sundays) on which commercial banks are generally open for banking business in Hong Kong;

“Closing”
the completion of the matters in accordance with the provisions of Clause 6.2 or the time of such completion, as the case may be;

“Closing Date”
the date on which Closing takes place;

“Conditions”
the conditions set out in Clause 3.1;

“Conditions Deadline”
November 7, 2009 or such later date as the parties may from time to time agree in writing;

“Consideration”
the amount of the aggregate purchase price payable by the Investors for the Sale Warrants, the Windrace Shares Entitlement and the New Shares as defined in Clause 4.1;

“Constituent Documents”
with respect to any entity, the certificate or articles of incorporation, memorandum and articles of association, by-laws, minute books, or any similar charter or other organizational documents;

“Contract”
any written agreement, contract, commitment, instrument, undertaking or arrangement;

“Deed of Indemnity”
the deed of indemnity substantially in the form attached hereto as Schedule 10;

“Deposit”
the sum of US$2,500,000 to be paid by the Investors to the Escrow Agent in accordance with Clause 4.2;

“Disclosed”
in respect of the Windrace’s Warranties, fully and fairly disclosed in this Agreement, the Accounts or the Windrace Disclosure Letter;

“Encumbrance”
a mortgage, charge, pledge, lien, option, restriction, hypothecation, assignment, right to acquire, pre-emption right, third-party right or interest, other encumbrance, priority or security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, and any agreement or obligation to create or grant any of the aforesaid;

“Elevatech”
Elevatech Limited, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. and the sole holder of all of the issued preferred shares of Windrace;

“Elevatech Letter Agreement”
the letter of agreement dated May 8, 2009, between, among others, Windrace, Elevatech and Mr. Lin providing for, among others, the Redemption;

“Escrow Agent”
Deacons;

“Escrow Agreement”
the escrow agreement made amongst the parties hereto and the Escrow Agent substantially in the form attached hereto as Schedule 8 and of even date of this Agreement;

“Exceed”
Exceed Company Ltd., a wholly-owned subsidiary of SPAC as at the date hereof and the surviving entity after being merged with SPAC as contemplated under the SPA;

“Facilities”
loans, overdrafts, debentures, acceptance credits and all other indebtedness and financial facilities of any nature outstanding or available to any Windrace Group Company;

“Government Entity”
any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign;

“Guarantee”
any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off or financial or other obligation given or undertaken by a person to secure or support or incur a financial or other obligation with respect to an obligation or liability (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any person who has provided such guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set off or financial or other obligation as aforementioned;

“HK$”
Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”
the Hong Kong Special Administrative Region of the PRC;

“International Financial Reporting Standards” or “IFRS”
the financial reporting standards and interpretations issued by the International Accounting Standards Board;

“Intellectual Property Rights”
(a)
patents, trademarks, service marks, registered designs, applications for any of the foregoing, trade and business names, unregistered trade names or marks and service marks, copyrights, rights in designs and inventions, Proprietary Information and all and any other intellectual property right, whether registered or unregistered; and

(b)	rights under licences, consents, orders, statutes or otherwise in relation to any thing in paragraph (a),

in each case in any part of the world;

“Investors’ Warranty”
a representation, warranty and undertaking contained in Clauses 7.4 to 7.6 or Schedule 5 and “Investors’ Warranties” shall mean all of those representations, warranties and undertakings;

“Last Accounts Date”
March 31, 2009, being the date to which the Accounts were made up;

“Leased Property”
all parcels of real property occupied by the Windrace Group under one or more leases or licenses;

“Macau”
the Macau Special Administrative Region of the PRC;

“Merger”
the merger with and into Exceed by SPAC with Exceed as the surviving entity as contemplated under the SPA;

“New Shares”
the new ordinary shares in Exceed which will, subject to the terms and conditions of this Agreement, be issued and allotted in favour of the Investors and/or their respective designated nominee(s), credited as fully paid, at the Agreed Proportion;

“NYSE”
New York Stock Exchange;

“Owned Property”
all parcels of real property owned by the Windrace Group;

“Post-SPA Closing”
the completion of the matters in accordance with the provisions of Clause 6.5 or the time of such completion, as the case may be;

“Post-SPA Closing Date”
the date being six months after the SPA Closing Date, on which Post-SPA Closing takes place;

“PRC”
the People’s Republic of China, excluding Taiwan, Hong Kong and Macau for the purpose of this definition;

“Property”
the Owned Properties and the Leased Properties, as described in Schedule 9;

“Proprietary Information”
all information (including formulae, processes, methods, techniques, knowledge and know-how) which is for the time being confidential to any Windrace Group Company or not publicly known and which is used in or otherwise relates to the business, customers, financial or other affairs and know-how of any Windrace Group Company including information relating to:

(a)
the marketing of any goods or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(b)	future projects, business development or planning, commercial relationships and negotiations; or

(c)
the manufacture, production, supply, storage or packaging of goods or the provision of services, the acquisition, construction, installation or use of raw materials, plant, machinery or equipment, quality control and testing or the repair or service of plant, machinery,  equipment or products;

“Records”
records and information of each Windrace Group Company (including, without limitation, all accounts, books, ledgers, minutes books, registers, financial and other records of whatsoever kind, all Taxation and returns and filings and all other statutory books and records);

“Redemption”
the redemption by Windrace of the preferred shares in Windrace held by Elevatech pursuant to the Elevatech Letter Agreement;

“Regulations”
all law, enactment, order, decree, regulation, licence, consent, rule, constitutional document, governmental or administrative requirement or the like, including the rules and requirements of the SEC or any regulatory or governmental body, and the listing requirements for the relevant exchange, to which any relevant person is subject, in each aforesaid case whether of the BVI, United States, Hong Kong, the PRC or elsewhere;

“RMB”
Renminbi, the lawful currency of the PRC;

“Sale Warrants”
up to 2,500,000 units of Warrants which will, subject to the terms and conditions of this Agreement, on Post-SPA Closing be transferred to the Investors and/or their respective designated nominee(s) at the Agreed Proportion;

“SEC”
the United States Securities and Exchange Commission;

“Share”
a share of US$0.0001 each in the capital of SPAC (or the new ordinary share in Exceed immediately after the Merger) together with all rights attaching thereto;

“SPA”
the sale and purchase agreement dated May 8, 2009 entered into among Windrace, SPAC, Exceed and the other parties thereto, as may be amended or supplemented from time to time;

“SPA Closing”
the closing of the SPA as contemplated thereunder;

“SPA Closing Date”
the date on which the SPA Closing takes place;

“SPAC”
2020 ChinaCap Acquirco, Inc.;

“subsidiary”
shall have the meaning as ascribed thereto in the IFRS;

“Tax” or “Taxation”
any and all forms of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any Tax Authority;

“Tax Authority” and “Taxation Authority”
any revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, or any non-revenue and non-fiscal governmental institutions responsible for collecting Taxes on behalf of taxation authorities, whether of the BVI, United States, Hong Kong, the PRC or elsewhere;

“US” or “United States”
the United States of America;

“US$”
United States dollars, the lawful currency of the United States;

“Warrant”
a warrant currently exerciseable to purchase one share of common stock of SPAC at a price of US$5.25 issued by SPAC in connection with the initial public offering of SPAC’s securities;

“Windrace Disclosure Letter”
the disclosure letter dated the same date of this Agreement from Windrace and Mr. Lin to the Investors;

“Windrace Group”
Windrace and its subsidiaries from time to time, and “Windrace Group Company” shall be construed accordingly, details of the subsidiaries of Windrace as at the date hereof are set out in Part B of Schedule 2; and

“Windrace Shares Entitlement”
the entitlement to be issued and allotted such number of new ordinary shares in the capital of Windrace on Closing which will, subject to the terms and conditions of this Agreement, give the holder(s) of such entitlement and/or their respective designated nominee(s) the right to be issued and allotted at SPA Closing such number of New Shares as calculated pursuant to Clause 4.5;

“Windrace’s Warranty”
a representation, warranty and undertaking contained in Clauses 7.1 to 7.3 or Parts A through C of Schedule 4 and “Windrace’s Warranties” shall mean all of those representations, warranties and undertakings.

1.2	In this Agreement, except to the extent that context otherwise requires:

(a)	a Clause, a Sub-clause or a Schedule is, unless the context, otherwise requires, a reference to a clause or a sub-clause of or a schedule to this Agreement;

(b)
any ordinance, regulation or other statutory provision or enactment is a reference to such ordinance, regulation, statutory provision or enactment as amended, modified, consolidated, codified, re-enacted, or extended or applied by a court of competent jurisdiction, from time to time whether before or after the date of this Agreement and includes subsidiary legislation made thereunder whether before or after the date of this Agreement;

(c)	a “company” is a reference to a body corporate (wherever incorporated);

(d)
a “person” includes a reference to a company, unincorporated association, partnership, firm, institution, trustee, Government Entity and to any person or party and includes a reference to that person's or party’s legal personal representatives and successors;

(e)
this Agreement (or any specific provision hereof) or any other document shall be construed as references to this Agreement, that provision or that other document as amended, varied or modified from time to time; and

(f)	a “breach” of a warranty includes that warranty being untrue, inaccurate, misleading or there being relevant information omitted from it or not Disclosed in respect of it.

1.3	Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4	The Schedules and Exhibit form part of this Agreement.

1.5	In construing this Agreement:

(a)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(b)
general words shall not be given a restrictive meaning by particular examples intended to be embraced by the general words, and where the word “include”, “includes” or “including” appears in any statement, it shall be deemed to be immediately followed by the words “without limitation”;

(c)	words denoting the singular include the plural and vice versa and words denoting one gender include all genders;

(d)	all references to “dollars” or “$” or any similar references or designations contained herein mean US$; and

(e)	the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.6	A reference in this Agreement to Windrace’s or Mr. Lin’s knowledge, information, belief or awareness (and similar expressions):

(f)	shall be a reference to the best of the knowledge, information, belief or awareness of Windrace and Mr. Lin, each of the directors of Windrace after making all reasonable enquiries; and

(g)
is deemed to include knowledge which each such person would have or information, belief or awareness of such person had all reasonable enquiries been made to senior management of Windrace, the Windrace Group Companies and SPAC.

1.7	The table of contents and heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.8
The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

2.	INVESTMENT

2.1
Subject to the fulfilment of Conditions set out in Clause 3.1, Windrace shall as registered and/or beneficial owners sell, and each of the Investors shall purchase, the Sale Warrants, at the Agreed Proportion set under its name in Schedule 1, on and subject to the terms and conditions of this Agreement and free from any Encumbrance and with all rights now and hereafter attaching thereto.

2.2
Subject to the fulfilment of Conditions set out in Clause 3.1, Windrace shall grant to the Investors the Windrace Shares Entitlement at the Agreed Proportion set under their respective names in Schedule 1 on and subject to the terms and conditions of this Agreement.

2.3	Subject to Closing having taken place and upon SPA Closing, the Windrace Shares Entitlement shall be deemed to be exercised by its holder(s) thereof.

2.4
Subject to Closing having taken place and upon SPA Closing and Post-SPA Closing (as the case may be), Mr. Lin shall procure Exceed to issue and allot to the Investors, and the Investors shall subscribe or procure the subscription for, such number of New Shares, calculated in accordance with Clauses 4.5 and 4.6(b) respectively, at the Agreed Proportion set under their respective names in Schedule 1 on and subject to the terms and conditions of this Agreement.  Windrace agrees that the New Shares will, when issued, rank pari passu in all respects with the other Shares in issue or to be issued by Exceed on the date of issue including the rights to all dividends and other distributions declared, made or paid at any time after the date of issue.

3.	CONDITIONS

3.1	Closing is conditional on the following Conditions being satisfied, or (save as regards paragraph (b) below) waived pursuant to Clause 3.3, on or before the Conditions Deadline:

(a)
due diligence on the Windrace Group, including without limitation, its state of affairs, assets and liabilities, financial position and business operation, being completed to the satisfaction of the Investors;

(b)
the Investors having obtained a legal opinion of a qualified law firm in the place of incorporation of each Windrace Group Company and acceptable to the Investors covering matters in respect of the due incorporation of each Windrace Group Company, its valid existence and that no resolution or order has been made or passed to appoint receiver, liquidator or similar officer of, or to wind up or dissolve any Windrace Group Company and all such other legal matters as the Investors may consider to be relevant, in such form and substance to the Investors’ satisfaction;

(c)
all legally required authorizations, consents and approvals legally required in any and all applicable Regulations to give effect to all the transactions contemplated hereunder (including, without limitation, the approval for the acquisition and the transfer of the Sale Warrants, the granting of the Windrace Shares Entitlement and the issue of the New Shares by Exceed and such waivers as may be necessary of terms which would otherwise constitute a default under any instrument, contract, document or agreement to which any Windrace Group Company is a party or by which its assets are bound, which includes the waiver contemplated under the Elevatech Letter Agreement) having been obtained to the satisfaction of the Investors and not revoked, and where any consent or approval is subject to conditions, such conditions being satisfied to the opinion of the Investors;

(d)	this Agreement and the transactions contemplated hereunder having been approved by the respective investment committees of the Investors;

(e)
(i) the Windrace’s Warranties contained in paragraphs 1.1, 1.2, and 2 through 4 in Part A of Schedule 4 remaining true and accurate in all respects and not misleading in any respect as of the Closing Date by reference to the facts and circumstances subsisting as at the Closing Date; and (ii) the Windrace’s Warranties (save for those warranties set out in (i) above), remaining true and accurate in all material respects and not misleading in any material respect as of the Closing Date by reference to the facts and circumstances subsisting as at the Closing Date; and

(f)	the SPA having become unconditional in all respects.

3.2	Each of the parties hereto hereby undertakes to use all reasonable efforts to procure the fulfilment of the Condition set out in Clause 3.1(c) on or before the Conditions Deadline.

3.3	(a)
Each of Windrace and Mr. Lin hereby undertakes to use all reasonable efforts to procure the fulfilment of the Conditions set out in Clauses 3.1(a), (b), (e) and (f) on or before the Conditions Deadline unless specifically waived by the Investors in writing; and

(b)
each of Investors hereby undertakes to use all reasonable efforts to procure the fulfilment of the Condition set out in Clause 3.1(d) on or before the Conditions Deadline unless specifically waived by the Investors in writing.

3.4
If any of the Conditions stated in Clause 3.1 shall not be fulfilled or waived pursuant to Clause 3.3 on or before the Conditions Deadline, this Agreement shall be automatically terminated (other than Clauses 9, 11, 12, 13, 14.2 and 14.3 to 17, and all provisions relevant to the interpretation and enforcement thereof) and in which event Clause 9 shall apply.

4.	CONSIDERATION

4.1	The aggregate consideration for the Investors’ investment as contemplated hereunder shall be US$30,000,000 (“Consideration”).

4.2
The Investors shall, within two (2) Business Days from the signing of this Agreement, pay or cause to be paid to the Escrow Agent, subject to the terms and conditions set out herein and in the Escrow Agreement, the Deposit in part payment of the Consideration.   The Deposit shall be paid by transfer of fund, cashier order or cheque drawn on a licensed bank in Hong Kong in favour of the Escrow Agent.

4.3
In the event that the Investors have received a certificate issued by a director of each of Windrace and SPAC confirming the satisfaction or the waiver of all of the conditions contained clause 3.1 of the SPA (“Directors’ Certificate”) on or before the Conditions Deadline, the Investors shall deposit or cause to be deposited, within two (2) Business Days after receiving the Directors’ Certificate, with the Escrow Agent, subject to the terms and conditions set out herein and in the Escrow Agreement, a sum of US$27,500,000 (“Second Payment”).  The Second Payment shall be settled by transfer of fund or a cashier order or cheque drawn on a licensed bank in Hong Kong in favour of the Escrow Agent.

4.4
At Closing, (a) Windrace shall grant the Windrace Shares Entitlement to the Investors and/or their respective designated nominee(s) at the Agreed Proportion set under their respective names in Schedule 1, and

(b)	Windrace and the Investors shall issue joint written instruction(s) to the Escrow Agent for the release of the Second Payment to Windrace or any person as it may direct.

4.5
At SPA Closing, the Windrace Shares Entitlement shall be deemed to be exercised by its holder(s) thereof and Mr. Lin shall procure Exceed to issue and allot such number of New Shares being the amount of the Second Payment divided by US$7.58 to the Investors and/or their respective designated nominee(s) at the Agreed Proportion set under their respective names in Schedule 1.  Upon the issue and allotment of such number of New Shares as provided herein, all rights of the Investors under the Windrace Shares Entitlement shall be extinguished.

4.6	At Post-SPA Closing,

(a)
Windrace shall out of the Warrants purchased by Windrace as contemplated in Clause 5.3 (at a purchase price of not more than US1.00 for each Warrant), transfer to the Investors and/or their respective designated nominee(s) at the Agreed Proportion set under their respective names in Schedule 1 the maximum number of the Sale Warrants up to 2,500,000 units at the average price paid by Windrace for such Warrants, and

(b)
Mr. Lin shall procure Exceed to issue and allot to the Investors and/or their respective designated nominee(s) at the Agreed Proportion set under their respective names in Schedule 1 such number of New Shares to be calculated as follows:

A =	(B - C) / US$7.58

A =	number of New Shares to be issued and allotted by Exceed
B =	the amount of the Deposit together with all interests accrued thereon
C =	the aggregate amount of the price payable by the Investors for the Sale Warrants pursuant to Clause 4.6(a), and

Windrace and the Investors shall issue joint written instruction(s) to the Escrow Agent for the release of the Deposit together with all interests accrued thereon to Windrace or any person as it may direct.

5.	PRE-CLOSING MATTERS

5.1	Windrace hereby undertakes with the Investors that if at any time before Closing, each of Windrace or Mr. Lin comes to know of any fact, circumstance or event which:

(a)
(i) is in any way inconsistent with such Windrace’s Warranties contained in paragraphs 1.1, 1.2 and 2 through 4 in Part A of Schedule 4, or suggests that any fact warranted may not be as warranted or may be misleading in any respect or (ii) is in any way inconsistent with any of the undertakings or Windrace’s Warranties (save for those warranties set out in 5.1(a)(i) above), or suggests that any fact warranted may not be as warranted or may be misleading in any material respect; and/or

(b)	may have occurred any material adverse effect (“Material Adverse Effect”) on: -

(i)
the business, assets, properties, results of operations or condition (financial or otherwise) of any of the Windrace Group Companies or one or more Windrace Group Companies taken as a whole or any of Exceed or SPAC; or

(ii)
the ability of a prudent purchaser for value of the Sale Warrants or a subscriber for value of the Windrace Shares Entitlement and/or the New Shares to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement;

provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) the economy in general or (b) the industry in which the Windrace Group or any of Exceed or SPAC operates in general (in each case under (a) and (b) not specifically relating to or disproportionately affecting the Windrace Group or any of Exceed or SPAC); or

Windrace or Mr. Lin shall as soon as practicable give written notice thereof to the Investors.

5.2	Each of Windrace and Mr. Lin hereby undertakes with the Investors that pending Closing: -

(a)	it/he shall, and shall procure that each Windrace Group Company shall:

(i)
not do (directly or indirectly)  or allow to be done any act or omission which would constitute or give rise to a breach of any of the Windrace’s Warranties if the Windrace’s Warranties were given at any time up to the Closing Date;

(ii)
procure that the Investors and their respective authorised representatives and advisers are promptly given full access to all the Records and other documents of each Windrace Group Company and all such information, explanations and copies with respect thereto (or thereof) and to the business, affairs, assets, liabilities and contracts of each Windrace Group Company as the Investors or their respective authorised representatives or advisers may reasonably request;

(iii)	not dispose of any interest in any shares or equity interests in any of the Windrace Group Company or any of them or create or grant any Encumbrance over or in respect of any of them;

(iv)
not pass any resolution in general meeting of any Windrace Group Company (other than any resolution constituting ordinary business conducted at an annual general meeting) without sending prior written notice to the Investors;

(b)	it/he will procure that at all times up to Closing each Windrace Group Company will comply with the provisions of Schedule 6; and

(c)	it/he will use all reasonable endeavours and exercise its/his rights under the SPA to ensure that at all times up to Closing SPAC and Exceed will comply with the provisions of Schedule 7.

5.3
Each of Windrace and Mr. Lin hereby undertakes with the Investors that it shall after SPA Closing use its best endeavours to purchase up to the maximum number of Sale Warrants at a purchase price of not more than US1.00 for each Warrant.  Such Warrants shall be purchased in the name of and delivered to Windrace or the Investors or their respective designated nominee(s) or such other entity(ies) as may be directed by the Investors from time to time.

6.	CLOSING, SPA CLOSING AND POST-SPA CLOSING

6.1
Subject to Clause 3.1, Closing shall take place at the offices of Deacons at 5th Floor, Alexandra House, 18 Chater Road, Central or such other place(s) as may be agreed between the parties on (a) the SPA Closing Date but immediately prior to the SPA Closing and after (b) all the Conditions set out in Clause 3.1 have been satisfied (or waived pursuant to Clause 3.3, and any conditions attaching to such waiver having been satisfied) (except the Condition set out in Clause 3.1(e) which shall be fulfilled simultaneously upon Closing) unless the parties otherwise agree in writing, but in any event no later than November 7, 2009.

6.2
At or before Closing, Windrace and/or Mr. Lin shall procure the doing of the things and the delivery to the Investors of those documents and other items set out in paragraph (A) of Part A of Schedule 3, and the Investors shall procure the doing of the things and the delivery to Windrace of those documents and other items set out in paragraph (B) of Part A of Schedule 3.

6.3
At Closing and against full compliance by Windrace and/or Mr. Lin with all their respective obligations under paragraph (A) of Part A of Schedule 3, Windrace and the Investors shall issue joint written instruction to the Escrow Agent for the release of the Second Payment  to Windrace or any person as it may direct.

6.4
At SPA Closing, and against full compliance by the Investors with their respective obligations under sub-paragraph 1.2 of paragraph (B) of Part A of Schedule 3, each of Windrace and Mr. Lin shall procure the doing of the things and the delivery to the Investors of those documents and other items set out in Part B of Schedule 3.

6.5
At Post-SPA Closing, and against full compliance by the Investors with their respective obligations under sub-paragraph 1.1 of paragraph (B) of Part C of Schedule 3, each of Windrace and Mr. Lin shall procure the doing of the things and the delivery to the Investors of those documents and other items set out in paragraph (A) of Part C of Schedule 3.

7.	WARRANTIES AND INDEMNITIES

7.1	Each of Windrace and Mr. Lin hereby represents, warrants and undertakes to the Investors, and their respective successors in title that:

(i)	that each statement contained in paragraphs 1.1, 1.2, 2 through 4 in Part A of Schedule 4 is true, accurate and complete in all respects and not misleading in any respect,

(ii)
each statement contained in Parts A and B of Schedule 4 (save for those Windrace’s Warranties set out in (i) above) is true, accurate and complete in all material respects and not misleading in any material respect, and

(iii)
based on publicly available information and assuming all representations and warranties made by Exceed and SPAC in the SPA are true, accurate and complete in all material respects and not misleading in any material respect as of the date of this Agreement and on each day up to and including the Closing Date, each statement contained in Part C of Schedule 4 is true, accurate and complete in all material respects and not misleading in any material respect, in the case of each of (i), (ii) and (iii), at the date of this Agreement and on each day up to and including the Closing Date (and in the case of paragraphs 1 to 4 in Part A of Schedule 4, up to and including the Post-SPA Closing) with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby.  Each of Windrace and Mr. Lin hereby acknowledges that each of the Investors is entering into this Agreement in reliance upon each Windrace’s Warranty.  The parties to this Agreement expressly agree that the Windrace’s Warranties are made and given subject to the matters Disclosed and shall not be nor shall be deemed to be in breach of any of the Windrace’s Warranties in respect of matters Disclosed, provided that such Windrace’s Warranties when read in conjunction with the matters Disclosed satisfy the standards set forth in the first sentence of this paragraph.  The Windrace’s Warranties are qualified by those matters Disclosed.

7.2
Each Windrace’s Warranty is separate and independent of and without prejudice to any other Windrace’s Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Windrace’s Warranty.  The Windrace’s Warranties shall survive Post-SPA Closing.

7.3
Each of Windrace and Mr. Lin hereby agrees to indemnify and keep indemnified on demand the Investors and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which the Investors actually sustain from or in consequence of any of the Windrace’s Warranties contained in (i) paragraphs 1.1, 1.2, 2 through 4 in Part A of Schedule 4 not being true and accurate or fully complied with in any respect; and (ii) Parts A, B and C of Schedule 4 (save for those Windrace’s Warranties set out in (i) above), not being true and accurate or complied with in all material respects or being misleading in any material respect.  This indemnity shall be without prejudice to any other rights and remedies of the Investors in relation to any such breach of any such Windrace’s Warranties and all other rights and remedies are expressly reserved to the Investors.

7.4
Each of the Investors represents, warrants and undertakes to Windrace, Mr. Lin and their respective successors in title that each statement contained in Schedule 5 is true, accurate and complete in all respects and not misleading in any respect at the date of this Agreement and on each day up to and including the Closing Date with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby.  Each of the Investors acknowledges that each of Windrace and Mr. Lin is entering into this Agreement in reliance upon each Investors’ Warranty.

7.5
Each Investors’ Warranty is separate and independent and without prejudice to any other Investors’ Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Investors’ Warranty.  The Investors’ Warranties shall survive Closing.

7.6
Each of the Investors agrees to indemnify and keep indemnified on demand Windrace, Mr. Lin and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which Windrace or Mr. Lin actually sustain from or in consequence of any of the Investors’ Warranties contained in Schedule 5 not being correct or fully complied with in any respect.  This indemnity shall be without prejudice to any other rights and remedies of Windrace or Mr. Lin in relation to any such breach of any such Investors’ Warranties and all other rights and remedies are expressly reserved to Windrace and Mr. Lin.

7.7
Mr. Lin agrees to indemnify and keep indemnified on demand Windrace and its successors in title from and against all losses, costs and expenses (including legal expenses) which Windrace actually sustains from or in consequence of Windrace's entering into this Agreement, including but not limited to any indemnification amounts payable by Windrace to the Investors under Clause 7.3 (collectively, the "Financial Losses"). The indemnification obligation set forth in the foregoing sentence, however, shall terminate immediately and have no further effect upon SPA Closing. For the avoidance of doubt, Mr. Lin shall have no obligation to indemnify Windrace under this Clause 7.7 for any Financial Losses sustained by Windrace after SPA Closing, even if such losses are attributable to conducts or events prior to SPA Closing.

8.	POST CLOSING UNDERTAKINGS

8.1
Subject to Closing having taken place, each of Windrace and Mr. Lin shall execute such further documents and perform and procure such acts and things as the Investors may reasonably require to vest the beneficial and registered ownership of the Sale Warrants, the Windrace Shares Entitlement and the New Shares in the Investors and/or their respective designated nominee(s) free from any Encumbrances and to give full effect to Windrace’s obligations under this Agreement.

8.2
Subject to Closing having taken place, each of Windrace and Mr. Lin irrevocably and unconditionally undertakes to the Investors that it shall execute and procure SPAC or Exceed to execute such further documents and perform and procure filings and registrations and such other acts and things as the Investors may reasonably require (including all amendments to the articles of association of Windrace or Exceed, being the surviving entity of SPAC) (i) to confer on the Investors its rights and benefits that shall be enjoyed by the Investors through their holdings in Windrace or Exceed (after the SPA Closing) and (ii) to promptly secure the registration for resale under the securities laws of the United States of all New Shares to be issued to the Investors as contemplated hereunder.

8.3
Each of Windrace and Mr. Lin hereby irrevocably and unconditionally undertakes with the Investors that it will upon SPA Closing procure the nomination of a representative from each of (i) the Investors collectively and (ii) SPAC for election as directors of 福建喜得龍體育用品有限公司 (Fujian Xidelong Sports Goods Co., Ltd.) and/or 喜得龍(中國)有限公司 (Xidelong (China) Co. Ltd.), and each of such board(s) shall not have more than five directors (“Appointments”).

8.4
Subject to Closing having taken place, Mr. Lin undertakes to the Investors that  he will not (and will procure Ms. Xiayu Chen (“Ms. Chen”) and their respective designated nominee(s), not to), transfer or dispose of, or grant or create any interests or rights of any nature in respect of, any interest in the Shares held by him (including those held on trust for Ms. Chen) and/or Ms. Chen and/or their respective designated nominee(s), prior to the date falling thirty-six (36) months from the SPA Closing.  The transfer restriction set forth in the immediately preceding sentence shall not apply to the loan of, or other transfer of dispositive power over, such Shares by Mr. Lin and/or Ms. Chen to shareholders of Exceed who both: (i) beneficially own less than 10% of the outstanding Shares after giving effect to such transfer; and (ii) are not otherwise affiliated with Exceed at the time of the transfer.

9.	TERMINATION

9.1	Subject to fulfilment or waiver (pursuant to Clause 3.3) of the Conditions and if:

(a)	Closing does not take place on the date set forth in Clause 6.1 hereof as a result of Windrace or Mr. Lin failing to comply with any of their obligations under Clause 6; or

(b)	at any time prior to Closing, any of the Investors becomes aware that:

(i)	any of the Windrace’s Warranties is incorrect, inaccurate or misleading; or

(ii)	any obligation of Windrace or Mr. Lin hereunder has not been or is (in the reasonable opinion of the Investors) incapable of being carried out,

in the case of either (i) or (ii) in a way which (in the reasonable opinion of the Investors) is material in the context of the proposed acquisition of the Sale Warrants and the Windrace Shares Entitlement and the subscription of the New Shares, any of the Investors may, at its option (but without prejudice to any other right or remedy it may have, including without limitation any right to subsequently claim for (x) such failure to comply, (y) breach of contract by Windrace or Mr. Lin or (z) breach of the Windrace’s Warranties) by written notice to Windrace and Mr. Lin prior to Closing, elect to:

(aa)	proceed to Closing in so far as reasonably practicable;

(bb)	postpone Closing to a date (which in any event shall not exceed thirty (30) Business Days beyond the Closing Date) after the Closing Date in accordance with Clause 6.1 hereof; or

(cc)	terminate this Agreement.

If any of the Investors elects to postpone Closing in accordance with Clause 9.1(bb), the provisions of this Agreement shall apply (excluding the option to further postpone the Closing under Section 9.1(bb)) until the date of such Closing.

9.2	Subject to fulfilment or waiver (pursuant to Clause 3.3) of the Conditions and if:

(a)	Closing does not take place on the date set forth in Clause 6.1 hereof as a result of any of the Investors failing to comply with any of their obligations under Clause 6; or

(b)	at any time prior to Closing, any of Windrace or Mr. Lin becomes aware that:

(i)	any of the Investors’ Warranties is incorrect, inaccurate or misleading; or

(ii)	any obligation of the Investors hereunder has not been or is (in the reasonable opinion of Windrace or Mr. Lin) incapable of being carried out,

in the case of either (i) or (ii) in a way which (in the reasonable opinion of Windrace or Mr. Lin) is material in the context of the proposed acquisition of the Sale Warrants and the Windrace Shares Entitlement and the subscription of the New Shares,

Windrace or Mr. Lin may, at its option (but without prejudice to any other right or remedy it may have, including without limitation any right to subsequently claim for (x) such failure to comply, (y) breach of contract by any of the Investors or (z) breach of the Investors’ Warranties) by written notice to the Investors prior to Closing, elect to:

(aa)	proceed to Closing in so far as reasonably practicable;

(bb)	postpone Closing to a date (which in any event shall not exceed thirty (30) Business Days beyond the Closing Date) after the Closing Date in accordance with Clause 6.1 hereof; or

(cc)	terminate this Agreement.

If Windrace or Mr. Lin elects to postpone Closing in accordance with Clause 9.2(bb), the provisions of this Agreement shall apply (excluding the option to further postpone the Closing under Section 9.2(bb)) until the date of such Closing.

9.3	If this Agreement shall be terminated under Clauses 9.1 and 9.2 or any of the Conditions is not fulfilled (or waived by the Investors pursuant to Clause 3.3) on or before the Conditions Deadline:

(a)
Windrace shall forthwith pay or cause to be paid to the Investors the Consideration already paid by the Investors and (where this Agreement is not terminated by Windrace due to the Investors’ breach of their respective undertakings as provided for in Clauses 4.2, 4.3 and 6) Mr. Lin shall forthwith pay to the Investors an amount equivalent to interests accrued on the Consideration already paid by the Investors at the rate of 10% per annum from the date of payment by the Investors until and including the date of refund.  Without prejudice to the generality of the above, Windrace and the Investors shall forthwith give joint instructions to the Escrow Agent in writing to release any of the Consideration remaining in the Escrow Account and all interests accrued thereon to the Investors (or to such person(s) as the Investors may direct, as set out in the joint instructions); and

(b)	save as otherwise provided herein, all rights and obligations of the parties shall cease immediately upon termination, except that:

(i)	termination shall not affect the then accrued rights and obligations of the parties;

(ii)
termination shall be without prejudice to the continued application of this Clause and Clauses 11, 12, 13, 14.2 and 14.3 to 17  (and all provisions relevant to the interpretation and enforcement thereof) which shall remain in full force and effect; and

(iii)
other than due to the Investors’ breach of their respective undertakings as provided for in Clauses 4.2, 4.3 and 6 (provided that Windrace shall have complied with its obligations contemplated under this Agreement), Windrace and Mr. Lin shall (in addition to any other remedy the Investors may have) indemnify the Investors against all costs and expenses (including the costs and expenses of legal, financial, accounting and other advisers) incurred by the Investors in connection with the negotiation, preparation, execution and termination of this Agreement and the proposed purchase of the Sale Warrants / the proposed acquisition of the Windrace Shares Entitlement / the proposed subscription of the New Shares (and all due diligence and other investigations and research in connection therewith) or the satisfaction of any of the Conditions set forth in Clause 3.1, provided that such indemnity shall be subject to a maximum sum of US$50,000 and shall be without prejudice to any other rights and remedies of the Investors.

9.4	Subject to Closing having taken place, if SPA Closing does not occur on or before November 7, 2009, this Agreement shall immediately be automatically terminated subject to the following:

(a)
Windrace shall forthwith pay or cause to be paid to the Investors the Consideration already paid by the Investors and Mr. Lin shall forthwith pay to the Investors an amount equivalent to interests accrued on the Consideration already paid by the Investors at the rate of 10% per annum from the date of payment by the Investors until and including the date of refund.  Without prejudice to the generality of the above,  Windrace and the Investors shall forthwith give joint instructions to the Escrow Agent in writing to release any of the Consideration remaining in the Escrow Account and all interests accrued thereon to the Investors (or to such person(s) as the Investors may direct, as set out in the joint instructions);

(b)
(i) the Investors shall, upon Windrace’s request in writing and at the cost of Windrace, transfer or cause to be transferred, if any, all the Sale Warrants transferred to the Investors or their respective designated nominee(s) as contemplated hereunder to such person as may be directed by Windrace in writing without any liability on the part of the Investors; and (ii) all the Windrace Shares Entitlement shall be extinguished; and each of Windrace and Mr. Lin shall indemnify and keep indemnified on demand the Investors and their respective designated nominee(s) and successors in title from and against all losses, costs and expenses (including legal expenses) which the Investors and/or their respective designated nominee(s) may incur or sustain from or in consequence of such transfer and/or extinguishment; and

(c)	save as otherwise provided herein, all rights and obligations of the parties shall cease immediately upon termination, except that:

(i)	termination shall not affect the then accrued rights and obligations of the parties;

(ii)
termination shall be without prejudice to the continued application of this Clause and Clauses 11, 12, 13, 14.2 and 14.3 to 17  (and all provisions relevant to the interpretation and enforcement thereof) which shall remain in full force and effect; and

(iii)
Windrace and Mr. Lin shall (in addition to any other remedy the Investors may have) indemnify the Investors against all costs and expenses (including the costs and expenses of legal, financial, accounting and other advisers) incurred by the Investors in connection with the negotiation, preparation, execution and termination of this Agreement and the proposed purchase of the Sale Warrants / the proposed acquisition of the Windrace Shares Entitlement / the proposed subscription of the New Shares (and all due diligence and other investigations and research in connection therewith) or the satisfaction of any of the Conditions set forth in Clause 3.1, provided that such indemnity shall be subject to a maximum sum of US$50,000 and shall be without prejudice to any other rights and remedies of the Investors.

10.	CANCELLATION OF WARRANTS

10.1	Windrace undertakes with the Investors that any Warrants purchased by it less the Sale Warrants shall be cancelled immediately after Post-SPA Closing.

11.	LIMITATION OF LIABILITIES

11.1
The parties hereby agree that the entire liability of (i) both of Windrace and Mr. Lin to the Investors; and (ii) the Investors to both of Windrace and Mr. Lin, under this Agreement, and/or in respect of any and all matters/transactions contemplated under this Agreement including but not limited to sums payable in respect of claims (whether contractual, tortious or otherwise) (“Claims”) (exclusive of any loss of opportunity in other investments) arising out of any one or more of the following:-

(a)	breaches of the express or implied terms of this Agreement;

(b)	any indemnity, damages or compensation in respect of the matters set out in this Agreement;

(c)	all Claims for breach of any undertakings/covenants/representations made by the Sellers under this Agreement;

(d)	all Claims for breach by the parties hereunder of any of their obligations or commitment under this Agreement; and

(e)	interest (if any) in respect of any of the above payments,

shall be set out in Clause 11.2.

11.2	(a)
Except as set forth in Clause 11.3, the total liability of both of Windrace and Mr. Lin in contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise shall be limited to US$3,000,000 in aggregate.

(b)
Except as set forth in Clause 11.3, the total liability of the Investors in contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise shall be limited to US$3,000,000  in aggregate.

11.3	Nothing in this Agreement limits or excludes any party’s liability:

(a)	for death or personal injury resulting from negligence; or

(b)	any damage or liability incurred as a result of fraud or fraudulent misrepresentation; or

(c)	any other matter in respect of which it would be illegal for any party to exclude or limit its liability.

11.4
Both of Windrace and Mr. Lin on the one hand and the Investors on the other hand shall not be entitled to recover more than once in respect of any one breach giving rise to a claim under this Agreement.

11.5	The rights of the Investors in respect of any Claim under this Agreement shall be restricted in the following manner:

(a)
no Claim under this Agreement shall be made against Windrace or Mr. Lin unless written notice thereof (specifying the nature, quantum and full particulars) shall have been given by the Investors to Windrace or Mr. Lin on or before the expiry of three (3) years after the Closing Date;

(b)
no Claim under this Agreement shall be made unless the amount of the claim or the aggregate amount of the Claims is over US$100,000, and for this purpose no Claim shall be aggregated unless its amount is over US$20,000.

11.6	The rights of Windrace or Mr. Lin or any of them in respect of any Claim under this Agreement shall be restricted in the following manner:

(a)
no Claim under this Agreement shall be made against the Investors unless written notice thereof (specifying the nature, quantum and full particulars) shall have been given by Windrace or Mr. Lin to the Investors on or before the expiry of three (3) years after the Closing Date;

(b)
no Claim under this Agreement shall be made unless the amount of the claim or the aggregate amount of the Claims is over US$100,000, and for this purpose no Claim shall be aggregated unless its amount is over US$20,000.

11.7
It is expressly agreed and confirmed by the parties that all the obligations and liabilities of the Investors under this Agreement and/or any matters contemplated therein shall be on a several basis in the Agreed Proportion.

12.	GUARANTEE BY MR. LIN

12.1
In consideration of the Investors agreeing at the request of Windrace (as evidenced by its execution hereof) to enter into this Agreement, Mr. Lin hereby unconditionally and irrevocably guarantees to the Investors the due and punctual performance and discharge by Windrace of all obligations (whether present or future, actual or contingent) due, owing or incurred to the Investors by Windrace under or pursuant to this Agreement including, without limiting the generality of the foregoing, the payment of all moneys that may at any time be or become due and payable to the Investors by Windrace, whether by way of costs, expenses, losses, damages or as a consequence of any breach or non-fulfilment of any representation, warranty or undertaking or otherwise (all of which obligations are hereinafter called the “Windrace’s Obligations”) to the intent that should Windrace fail duly and punctually to perform or discharge any of Windrace’s Obligations, Mr. Lin shall forthwith upon demand perform and discharge or procure the performance and discharge of Windrace’s Obligations.

12.2
In addition and without prejudice to the guarantee contained above, Mr. Lin hereby unconditionally and irrevocably agrees, as a primary obligation, to indemnify the Investors against all costs, expenses, losses or damages incurred by the Investors as a result of the failure by Windrace to make any payment under this Agreement when due or as a result of any of Windrace’s Obligations being or becoming void, voidable or unenforceable for any reason whatsoever (whether or not known to the Investors), the amount of such costs, expenses, losses or damages being the amount which any of the Investors would have otherwise been entitled to recover from Windrace together with all expenses which the any of the Investors may reasonably and properly incur in proceeding against Windrace or Mr. Lin .

12.3
This guarantee shall be a continuing guarantee and shall remain in full force and effect until all of Windrace’s Obligations have been duly performed and discharged notwithstanding the insolvency or liquidation or any incapacity or change in the constitution or status of Windrace or other matter whatsoever.  This guarantee is in addition to and independent of, and shall not be affected in any way by any dealing with, any other guarantee or other security now or at any time hereafter held by the Investors.

12.4
So long as any of Windrace’s Obligations remain outstanding Mr. Lin shall not exercise any right of subrogation or any other right of a surety or enforce any security or other right or claim against Windrace or any other person whether in respect of its liability under this guarantee or otherwise or claim in the insolvency, liquidation or bankruptcy of Windrace in competition with the Investors.

12.5
All payments under this guarantee shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature.  If any deduction or withholding is required to be made from any such payment, Mr. Lin shall, together with such payment, pay to the Investors such additional amount as is necessary to ensure that the Investors receive the full amount due hereunder.

12.6	Mr. Lin shall be liable under this guarantee as if it were a primary obligor and the liability of it shall not be affected or discharged by:

(a)	the granting of time or any other indulgence to Windrace or to any other person;

(b)	any amendment, variation, compounding or release of Windrace’s Obligations;

(c)	the invalidity or unenforceability of any of Windrace’s Obligations;

(d)	any waiver or exercise of, or omission to exercise, any rights against Windrace or any other person;

(e)	any other person being or becoming a guarantor of Windrace’s Obligations or the Investors obtaining or exercising other security for Windrace’s Obligations;

(f)	any other act, matter, event or omission which but for this provision would or might operate to discharge impair or otherwise affect Windrace’s liability hereunder.

12.7
Mr. Lin hereby waives any right available to it under any applicable law which is inconsistent with any provisions of this guarantee or which might otherwise require the Investors to proceed against Windrace or any other person before making a demand on Mr. Lin.

13.	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1	No public announcement or communication of any kind shall be made or issued in respect of the subject matter of this Agreement by any party hereto, save:

(a)	with the prior written consent of the other party hereto which may not be unreasonably withheld or delayed;

(b)
to the extent required by applicable Regulations, provided the party required to make or issue an announcement or communication has, if and to the extent practicable, first consulted (giving a reasonable amount of information and time to) the other party and taken into account the reasonable requirements of the other parties; or

(c)
where such announcement or communication is made or issued by Windrace after Closing to a customer, client or contractor of the Windrace Group Company  informing it of the Investors’ investment hereunder.

13.2
Each party shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow to be made any disclosure or use of any oral or written information relating to the other party (including any aspect of that party’s businesses or customers or the existence or subject matter of this Agreement or any information, data, documents obtained or to be obtained during the conduct of due diligence investigation (“Confidential Information”), except to the extent:

(a)
required by applicable Regulations and then only after advising the other relevant party or parties of that requirement and consulting (giving a reasonable amount of information and time to) that other party or parties in respect of the relevant matter and taking into account the reasonable requirements of the other party;

(b)
necessary to obtain the benefit of, or to carry out obligations under, this Agreement, which shall include the ability to disclose Confidential Information to any employees or advisers who need to have it for purposes directly connected with the transactions provided for in this Agreement, provided that the relevant disclosing party shall advise such employees or advisers of the confidential nature of the Confidential Information and shall use all reasonable endeavours to procure that such persons keep the relevant Confidential Information strictly confidential and shall indemnify the other party in respect of all costs, claims, actions, proceedings, losses and liabilities in connection with any unauthorised disclosure or use of the Confidential Information by such persons; or

(c)	that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this Clause or at law.

14.	STAMP DUTY AND EXPENSES

14.1
Stamp duty, fees and commissions (if any) payable on the purchase of any Warrants by Windrace shall be borne by it solely and those on the transfer of the Sale Warrants by Windrace to the Investors or their respective designated nominee(s) as contemplated hereunder shall be borne as to one half by Windrace and as to the other half by the Investors collectively.

14.2
Other than due to the Investors’ breach of their respective undertakings as provided for in Clauses 4.2, 4.3 and 6 (provided that Windrace shall have complied with its obligations contemplated under this Agreement), Windrace and Mr. Lin shall upon demand forthwith reimburse the Investors against all costs and expenses (including the costs and expenses of legal, financial, accounting and other advisers) incurred by the Investors in connection with the negotiation, preparation, execution and termination of this Agreement and the proposed purchase of the Sale Warrants / the proposed acquisition of the Windrace Shares Entitlement and the proposed subscription of the New Shares (and all due diligence and other investigations and research in connection therewith) or the satisfaction of any of the Conditions set forth in Clause 3.1, provided that such reimbursement shall be subject to a maximum sum of US$50,000 and shall be without prejudice to any other rights and remedies of the Investors as contemplated hereunder.

14.3
Save as expressly provided herein, all expenses incurred by or on behalf of the parties and their advisers including all fees of agents, representatives, solicitors, accountants, actuaries and other advisers employed by any of them, in connection with the negotiation, preparation or execution of this Agreement, shall be borne solely by the party who incurred the liability.

15.	GENERAL

15.1
Time shall be of the essence in this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing among or on behalf of the parties, be substituted for them.

15.2
No failure to exercise, or delay in exercising, any right or remedy under this Agreement will operate as a release or waiver of such right or remedy or any other right or remedy, nor will any single or partial exercise of any right or remedy under this Agreement or provided by law preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver of any breach of this Agreement or any right of remedy under this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

15.3
This Agreement supersedes any previous agreement between the parties in relation to the acquisition of the Sale Warrants and the Windrace Shares Entitlement and the subscription of the New Shares and the parties acknowledge that no claim shall arise in respect of any agreement so superseded by this Agreement.  This Agreement (together with the documents referred to herein) contains the entire agreement between the parties hereto relating to the transactions provided for herein and there are no other warranties, conditions or terms applicable thereto whether express or implied.

15.4	Any variation to this Agreement shall be binding only if it is in writing and signed by or on behalf of each party.

15.5
If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

15.6	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.7
The rights and obligations contained in this Agreement (including but not limited to the undertakings, warranties, representations and indemnities) remain in force after Post-SPA Closing, except to the extent that they have been fully performed or where this Agreement provides otherwise.

15.8
Subject to the terms and conditions of this Agreement, each party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by the other party in order to effect the transactions contemplated by this Agreement.

15.9	This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same document.

15.10	No party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the written consent of the other parties.

15.11
Mr. Lin hereby irrevocably and unconditionally authorises Windrace to act on its behalf in all matters contemplated under Clause 17.3.  All actions taken by Windrace pursuant to Clause 17.3 shall be binding on Mr. Lin.

16.	NOTICES

16.1
Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered post (if posted from and to an address in Hong Kong), pre-paid registered airmail (if posted from or to an address outside Hong Kong) or facsimile transmission to the party due to receive the notice or communication at its respective address or facsimile number set out below or to such other address and/or number(s) as may have been last specified by such party by written notice to each of the other parties hereto.

To Windrace:

Address:	Xidelong Industrial Zone, Jinjiang, Fujian, the PRC

Attention:	Shuipan Lin

Telephone:	86-595-8285-8888

Facsimile:	85-595-8206-9999

To Mr. Lin:

Address:	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC

Telephone:	86-595-8285-8888

Facsimile:	86-595-8206-9999

To the Investors:	c/o New Horizon Capital

Address:	12th Floor, Jinbao Building, 89 Jinbao Street, Beijing China 100005

Attention:	Jianming Yu and Huang Jian

Telephone:	86-10-85221230

Facsimile:	86-10-85221231

with a copy to

Deacons
Attn: Eugina Chan / Rosita Chu
Ref: 156645

5th Floor, Alexandra House,
18 Chater Road
Central, Hong Kong
Telephone: 2825 9211
Facsimile: 2810 0431
Matter no: 156645

16.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

(a)	if delivered personally, when left at the address referred to in Clause 16.1;

(b)	if sent by mail except air mail, two (2) days after posting; and

(c)	if sent by air mail, six (6) days after posting;

(d)	if sent by fax, on completion of its transmission.

In proving the giving of a notice by mail it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

17.2
Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of one party or several parties to take proceedings against the other parties (or any of them) in any other court of competent jurisdiction, nor shall the taking of proceedings by one party or several parties in any one or more jurisdictions preclude such party or parties taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

17.3
Windrace hereby irrevocably appoints Jones Day of 29/F., Edinburgh Tower, the Landmark, 15 Queen’s Road Central, Hong Kong as the agent to accept service of legal process on behalf of Windrace and Mr. Lin.  Service of legal process upon such process agent of Windrace shall be deemed completed whether or not such legal process is forwarded to or received by any of Windrace or Mr. Lin.  Windrace hereby irrevocably agrees that, if the process agent ceases to have an address in Hong Kong or ceases to act as the process agent on behalf of Windrace or Mr. Lin, it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time Windrace appoints a new process agent, it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

17.4
Each of the Investors hereby irrevocably appoints Consec Services Limited of 6/F Alexandra House, 18 Chater Road, Central, Hong Kong as its agent to accept service of legal process on its behalf.  Service of legal process upon the process agent of each of the Investors shall be deemed completed whether or not such legal process is forwarded to or received by the Investors.  Each of the Investors hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time any of the Investors appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

EXECUTED AS AN AGREEMENT

SIGNED BY LIN SHUIPAN	) /s/ Lin Shuipan
)
for and on behalf of	)
WINDRACE INTERNATIONAL	)
COMPANY LIMITED	)
in the presence of :-Tai Yau Ting	)/s/ Tai Yau Ting

SIGNED BY SHUIPAN LIN	) /s/ Lin Shuipan
in the presence of :-Tai Yau Ting	)/s/ Tai Yau Ting

SIGNED BY JIANMING YU	) /s/Jianming Yu
)
for and on behalf of	)
WISETECH HOLDINGS LIMITED	)
in the presence of :-Lau Wun Wun	) /s/Lau Wun Wun
Deacons
Solicitor, Hong Kong SAR

SIGNED BY JIANMING YU	) /s/Jianming Yu
)
for and on behalf of	)
WINDTECH HOLDINGS LIMITED	)
in the presence of :-Lau Wun Wun	) /s/Lau Wun Wun
Deacons
Solicitor, Hong Kong SAR

SCHEDULE 1

AGREED PROPORTION

Wisetech:	Windtech
40%	60%

SCHEDULE 2

PART A

DETAILS OF WINDRACE

Company name :	Windrace International Company Limited
Company number:	207339

Place of incorporation :	Cayman Islands

Date of incorporation :	March 25, 2008

Share capital :	Authorized:	HK$390,000 divided into 3,892,000 ordinary shares of HK$0.10 each and 8,000 preferred shares of HK$0.10 each
	Issued:	100,000 shares of HK$0.10 each, including 92,000 ordinary shares and 8,000 preferred shares.
Director(s) :	Mr. Lin Cai Wanjiang Sun Jun Sun Yining Jin Jichun
Registered office :	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Shareholder(s):

Registered Shareholder(s)	Beneficial Shareholder(s)	Number of share(s) held		Shareholding percentage (%) of the entire issued share capital of Windrace
		Ordinary shares	Preferred shares
Mr. Lin	Mr. Lin	37,000		37.000%

	Ms. Chen	24,375		24.375%

RichWise International Investment Group Limited (“RichWise”)	RichWise	11,125		11.125%

Tiancheng Int’l Investment Group Limited (“Tiancheng”)	Tiancheng	9,750		9.750%

HK Haima Group Limited (“Haima”)	Haima	4,875		4.875%

Eagle Rise Investments Limited (“Eagle Rise”)	Eagle Rise	4,875		4.875%

Elevatech	Elevatech		8,000	8.000%

Total	_	92,000	8,000	100.000%

SCHEDULE 2

PART B

DETAILS OF SUBSIDIARIES OF WINDRACE

Company name :	福建喜得龍體育用品有限公司(Fujian Xidelong Sports Goods Co., Ltd.)	喜得龍(中國)有限公司(Xidelong (China) Co. Ltd.)	Hei Dai Lung Group Company Limited	Windrace Investment Holding Limited
Company number:	350500400009643	350500400009872	869560	1426312
Place of incorporation :	PRC	PRC	Hong Kong	BVI
Date of incorporation :	September 26, 2001	April 13, 2004	November 5, 2003	August 17, 2007
Authorized share capital :	N/A	N/A	HK $10,000 divided into 10,000 shares of HK$1.00 each	Authorized to issue a maximum of 50,000 shares in US$
Issued share capital:	HK$25,000,000	HK$180,000,000	HK$10,000	US$100
Director(s) :	Mr. Lin Ms. Chen Mr. Ding Dongdong	Mr. Lin Ms. Chen Mr. Ding Dongdong	Xdlong Investment Holding Limited	Mr. Lin
Registered shareholder(s) (number of share(s) held or Percentage of shares held) :	Hei Dai Lung Group Company Limited 100%	Hei Dai Lung Group Company Limited 100%	Xdlong Investment Holding Limited 100%	Windrace 100%

Beneficial shareholder(s) (number of share(s) held or Percentage of share(s) held) :	Hei Dai Lung Group Company Limited 100%	Hei Dai Lung Group Company Limited 100%	Xdlong Investment Holding Limited 100%	Windrace 100%

SCHEDULE 3

PART A

COMPLETION OBLIGATIONS UPON CLOSING

A.	Obligations of Windrace and Mr. Lin

1.	ACTIONS

The following actions:

1.1
Holding of a meeting, or signing written resolutions, of the board of directors of Windrace at or in which resolutions shall be passed approving this Agreement and all transactions contemplated hereunder including:

(a)	the transfer of the Sale Warrants to the Investors and/or their respective designated nominee(s);

(b)	the granting of the Windrace Shares Entitlement to the Investors and/or their respective designated nominee(s);

(c)	approving the Appointments;

(d)	the execution of the Escrow Agreement by Windrace; and

(e)	the execution of the Deed of Indemnity by Windrace and Mr. Lin;

1.2	Signing of the joint instruction to the Escrow Agent for the release of the Second Payment as referred to in Clause 4.4(b).

2.	DELIVERY OBLIGATIONS

Delivery of the following documents to the Investors: -

2.1	Certified true copies of the minutes of the meeting or written resolutions at which the resolutions referred to in paragraph A1.1 of this Part A of Schedule 3 shall have been passed.

2.2	All other consents and approvals (if any) to be obtained by Windrace and Mr. Lin for entering into this Agreement and the transactions contemplated hereunder.

2.3
Evidence (whether by way of a certificate of an executive officer of Windrace or otherwise), in a form reasonably satisfactory to the Investors, of satisfaction of the Conditions set out in Clause 3.1.

2.4	Such other documents legally required to give good title to the Windrace Shares Entitlement.

2.5	Counterparts of the Deed of Indemnity duly executed by Windrace and Mr. Lin.

B.	Obligations of the Investors

1.	ACTIONS

The following actions:

1.1	Holding of a meeting, or signing written resolutions, of the board of directors of each of the Investors at or in which resolutions shall be passed approving:

(a)	the acquisition of the Sale Warrants and the Windrace Shares Entitlement and the subscription of the New Shares in accordance with the terms of this Agreement;

(b)	the execution of the Escrow Agreement by the Investors; and

(c)	the execution of the Deed of Indemnity by the Investors.

1.2	Signing of the joint instruction to the Escrow Agent for the release of the Second Payment as referred to in Clause 4.4(b).

2.	DELIVERY OBLIGATIONS

Delivery the following documents to Windrace (or as it may direct): -

2.1	A certified true copy or extract of its board resolutions at which the resolutions referred to in paragraph B1.1 of this Part A of Schedule 3 shall have been passed.

2.2	Counterparts of the Deed of Indemnity duly executed by the Investors.

SCHEDULE 3

PART B

COMPLETION OBLIGATIONS UPON SPA CLOSING

Obligations of Windrace and Mr. Lin

1.	DELIVERY OBLIGATIONS

Each of Windrace and Mr. Lin shall procure the delivery of the following documents to the Investors: -

1.1
Certified true copies of the minutes of meetings or written resolutions of the board of Exceed approving and authorising the issue and allotment of the New Shares as contemplated hereunder, and the registration of the Investors and/or their respective designated nominee(s) in the register of members of Exceed as the registered holder(s) of the New Shares.

1.2	Valid share certificate(s) for the New Shares in the names of the Investors and/or in the name(s) of their respective designated nominee(s).

1.3	All other consents and approvals (if any) to be obtained by Exceed for the issue and allotment of the New Shares to the Investors and/or their respective designated nominee(s).

1.4
Such other documents legally required to give good title to the New Shares and to enable the Investors and/or their respective designated nominee(s) to become the registered holder(s) of the New Shares.

SCHEDULE 3

PART C

COMPLETION OBLIGATIONS UPON POST-SPA CLOSING

A.	Obligations of Windrace and Mr. Lin

1.	ACTIONS

1.1	Signing of the joint instruction to the Escrow Agent for the release of the Deposit together with all interests accrued thereon as referred to in Clause 4.6.

2.	DELIVERY OBLIGATIONS

Delivery of the following documents to the Investors: -

2.1	Valid certificate(s) for the Sale Warrants in the names of the Investors and/or in the name(s) of their respective designated nominee(s).

2.2	(a)
Duly executed and valid instrument(s) of transfer in relation to the Sale Warrants, such transfer to be in favour of the Investors and/or their respective designated nominee(s) as the Investors may direct.

(b)	The duly executed powers of attorney or other authorities under which any of the transfer have been executed.

2.3	Valid share certificate(s) for the New Shares (if any are to be issued on Post-SPA Closing) in the names of the Investors and/or in the name(s) of their respective designated nominee(s).

2.4
All other consents and approvals (if any) to be obtained by Exceed for the issue and allotment of the New Shares (if any are to be issued on Post-SPA Closing) to the Investors and/or their respective designated nominee(s).

2.5
Such other documents legally required to give good title to the Sale Warrants and the New Shares (if any are to be issued on Post-SPA Closing) and to enable the Investors and/or their respective designated nominee(s) to become the registered holder(s) of such Sale Warrants and New Shares.

B.	Obligations of the Investors

1.	ACTIONS

1.1	Signing of the joint instruction to the Escrow Agent for the release of the Deposit together with all interests accrued thereon as referred to in Clause 4.6.

SCHEDULE 4

WINDRACE’S WARRANTIES

PART A

GENERAL

1.	AUTHORITY AND INFORMATION

1.1
Authority:  Windrace is a duly incorporated and validly existing company under the laws of the place of incorporation and each of Windrace and Mr. Lin has full right, power and authority, and has taken all necessary action, to validly and duly to execute and deliver, and to exercise its rights and perform their obligations under, this Agreement and all other documents which are to be executed by each of Windrace and Mr. Lin at or before Closing, SPA Closing and Post-SPA Closing (as the case may be), and this Agreement constitutes, and the documents which are to be executed by each of Windrace and Mr. Lin at or before Closing, SPA Closing and Post-SPA Closing (as the case may be), when executed will constitute, legal, valid and binding agreements or obligations of each of Windrace and Mr. Lin enforceable in accordance with their respective terms.

1.2
Power: Windrace has all the power (under its Constituent Documents or otherwise) to permit its entry into this Agreement and has all the power (under its Constituent Documents or otherwise) to purchase or transfer the Sale Warrants and to grant the Windrace Shares Entitlement in the manner set out herein and this Agreement and its performance has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding obligations of Windrace; save for normal compliance with applicable Regulations, subject to the satisfaction of the Condition set out in Clause 3.1, there is no authorisation, consent, approval or notification required for the purposes of or as a consequence of the transfer of the Sale Warrants or the granting of the Windrace Shares Entitlement or for the execution and delivery of this Agreement or the performance of its obligations hereunder either from governmental, regulatory or other public bodies or authorities or courts or from any third party pursuant to any contractual or any other arrangement to which Windrace is a party; the transfer of the Sale Warrants or the granting of the Windrace Shares Entitlement is not in contravention of any regulation binding on Windrace.  Upon SPA Closing and Post-SPA Closing (as the case may be), Exceed has power to issue and allot the New Shares free from all Encumbrances and with all rights attaching thereto in the manner set out herein.

1.3
Information provided:  All information given by Windrace, Windrace Group Company, Mr. Lin, or their respective advisers, to the Investors or the Investors’ advisers, relating to them or the businesses, activities, affairs, or assets or liabilities of each Windrace Group Company, Mr. Lin, Exceed or SPAC was, when given, and is now, true, complete and accurate in all material respects and not misleading in any material respect.

1.4
No information omitted:  There are no facts or circumstances, in relation to the assets, business or financial condition of each Windrace Group Company, Mr. Lin, Exceed or SPAC, which have not been fully and fairly Disclosed in writing to the Investors or the Investors’ advisers, and which are material for disclosure to a buyer of the Sale Warrants or a subscriber of the Windrace Shares Entitlement and the New Shares or which, if Disclosed, might reasonably have been expected to affect the decision of any of the Investors to enter into this Agreement, or the terms on which it would do so.

1.5
Information in Schedules: The information in Schedule 2 concerning each Windrace Group Company is complete, accurate and not misleading.  The only directors of each Windrace Group Company are the persons named in Schedule 2.

1.6
Memorandum and articles:  The copy of the Constituent Documents of each Windrace Group Company, Exceed and SPAC given to the Investors or the Investors’ advisers is accurate and complete in all respects and has embodied in it a copy of every such resolution all other things required to be embodied in it pursuant to the applicable legislation and fully sets out the rights and restrictions attaching to each class of share capital of each Windrace Group Company, Exceed and SPAC.

1.7
Resolutions:  Since the Last Accounts Date, no alteration has been made to the Constituent Documents of any Windrace Group Company, Exceed or SPAC and no resolution of any kind of the shareholders of any Windrace Group Company, Exceed or SPAC has been passed (other than resolutions relating to business at annual general meetings which was not inconsistent with each of its ordinary course of business).

2.	NEW SHARES

2.1	New Shares: All of the New Shares will, when allotted and issued, be properly allotted and issued by Exceed and:

(a) will be duly and validly authorised and issued and will be fully paid up;

(b)
will have attached to them the rights and benefits specified in the Constituent Documents and in particular, will rank pari passu in all respects with the Shares in issue (save as otherwise described in the Constituent Documents as at the date of this Agreement or pursuant to any applicable requirements under the Regulations);

(c)	will not be subject to any pre-emptive or other similar rights in relation to the transfer thereof;

(d)	will be free from any Encumbrances whatsoever; and

(e)
will be evidenced by share certificates which will be in a form which complies with all applicable Regulations and which certificates will constitute good evidence of title in respect of the New Shares.

2.2
Sufficient unissued Shares: At SPA Closing and Post-SPA Closing (as the case may be) there shall be a sufficient number of unissued Shares (of the relevant class) for the allotment and issue of the New Shares as contemplated hereunder.

2.3	No options etc: Except as required by this Agreement, the SPA and the Elevatech Letter Agreement, there is not and has never been:

(a)
any agreement or arrangement in force which provides for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of any Windrace Group Company, Exceed or SPAC (including any option or right of pre-emption or conversion); or

(b)	any Encumbrance on or in relation to any issued or unissued shares of any Windrace Group Company or Exceed or SPAC,

and no claim has been made by any person to be entitled to any such agreement, arrangement or Encumbrance which has not been waived in its entirety or satisfied in full.

3.	SALE WARRANTS

3.1
Sale Warrants:    As at Post-SPA Closing, Windrace will be the sole legal and/or beneficial owner of, and will have full right, power and authority to sell and transfer, the full legal and/or beneficial ownership of the Sale Warrants free from all Encumbrances, and all the Sale Warrants and with all rights now and hereinafter attaching thereto, including but not limited to the rights that upon exercise of each Sale Warrant, the Investors will be entitled to be issued with one common stock in SPAC (before the Merger) or one ordinary share in Exceed (after the Merger) at an exercise price of US$5.25.

4.	MERGER

4.1
Compliance: The Merger will upon SPA Closing be legally, duly and properly implemented as contemplated under the SPA. Neither the Merger (when implemented) nor its implementation nor any of the documents signed or executed in connection therewith:

(a)
has resulted or may result in a breach of any applicable Regulations or of the terms or provisions of the constitutive documents and/or business licences, where appropriate, of any Windrace Group Company or SPAC or Exceed;

(b)	has resulted or may result in a breach of, or constituted or will constitute a default under, any other agreements or documents to which any Windrace Group Company or SPAC or Exceed is a party;

(c)
has resulted or may result in a breach of any Regulations or approvals to which any Windrace Group Company or Mr. Lin or SPAC or Exceed was or is subject or by or on which any Windrace Group Company or Mr. Lin or SPAC or Exceed or any of their respective businesses or assets was or is bound or dependent; or

(d)
has resulted in or will render any Windrace Group Company or SPAC or Exceed liable to any, or any additional, tax, duty, charge, impost or levy (whether by way of actual assessment, loss of allowance, deduction or credit available for relief or otherwise) of any material amount.

4.2
Approvals: Prior to the SPA Closing, all approvals, authorisations, consents, or notifications required in connection with the Merger have been or will be obtained in writing and have been or will be duly and validly issued or granted; and the Merger will be effected and duly implemented in compliance with all applicable Regulations or such approvals, authorisations, consents, or notifications.

PART B

WINDRACE GROUP COMPANY

1.	ACCOUNTS AND RECORDS

1.1	Accounts: The Accounts:

(a)
were prepared in accordance with the historical cost convention and on a proper and consistent basis; the bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted in preparing the audited consolidation accounts of the Windrace Group in respect of the three last preceding accounting periods;

(b)
are complete and accurate in all material respects and give a true and fair view of the assets, liabilities, state of affairs and financial position of the Windrace Group at the Last Accounts Date and their profits for the financial period ended on that date;

(c)	comply with the requirements of the relevant Regulations;

(d)
have been prepared in accordance with generally accepted accounting principles and practices in the applicable jurisdiction (and in particular, in the case of any Windrace Group Company established in the PRC, in accordance with generally accepted accounting practice in the PRC);

(e)
and the Windrace Group’s business for the periods covered by them, were not affected by any extraordinary, exceptional or non-recurring item or by any other circumstance rendering the profits or losses for all or any of such periods unusually high or low, in each case which were not clearly Disclosed;

(f)	fully disclose all the material assets of the Windrace Group as at the Last Accounts Date;

(g)
fully disclose and make full provision in accordance with the relevant good accounting practice for all bad and doubtful debts and all liabilities and financial commitments of the Windrace Group outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities; and

(h)
make full provision or reserve, in accordance with the principles set out in the notes included in the Accounts, for all Taxation (including any contingent or deferred liability) liable to be assessed on the Windrace Group, or for which it may be accountable, in respect of the period ended on the Last Accounts Date and such provision will be sufficient to cover all Taxation assessed or liable to be assessed on the Windrace Group or for which the Windrace Group is, may be or may become accountable in respect of profits, income-earnings, receipts, transfers, events and transactions up to and including the Last Accounts Date,

1.2
Records and documents:  Each Windrace Group Company has kept duly made up all requisite books of account (in accordance with good accounting principles), minute books, registers and financial and other records.  All Records:

(a)
have been fully, properly and accurately kept and completed in accordance with normal business practice and good accounting principles and comply with all applicable legal and accounting requirements and standards;

(b)	do not contain any material inaccuracies or discrepancies; and

(c)
give and reflect a correct view of its trading transactions, and its financial, contractual and trading position (and no notice or allegation that any of them is inaccurate or should be rectified has been received or made), and the Records and all other deeds and documents (including title deeds and documents), belonging to or which ought to be in the possession of the Windrace Group, and each Windrace Group Company’s seal, are in the possession of the relevant Windrace Group Company or its agents.

1.3
Statutory books:  The register of members and other statutory books of each Windrace Group Company have been properly kept and contain accurate and complete records of the matters with which they should deal in accordance with applicable legal requirements.

1.4
Minute books:  The minute books of directors' meetings and of shareholders' meetings of each Windrace Group Company respectively contain accurate records of all resolutions passed by the directors and the shareholders respectively of that company and no resolutions have been passed by either the directors or the shareholders of any Windrace Group Company which are not recorded in the relevant minute books.

2.	OTHER FINANCIAL MATTERS

2.1
No capital transactions:  Save as Disclosed, there were not at the Last Accounts Date, and, since the Last Accounts Date, no Windrace Group Company has made or incurred (or agreed to make or incur), any capital commitments, capital expenditure or any acquisition of a capital asset in excess of RMB10 million, in any single or a series of related transactions nor has it since the Last Accounts Date disposed of, or realised, or agreed to dispose of or realise, any capital or other assets (other than of stock-in-trade in the ordinary course) or any part of the Windrace Group’s business in excess of RMB10 million, in any single or a series of related transactions, or any interest in any of the aforesaid.

2.2
Sufficient working capital:  Having regard to existing bank and other facilities, the Windrace Group has sufficient working capital for the purposes of continuing to carry on its business in its present form, for the period of twelve (12) months after Closing and for the purposes of executing, carrying out and fulfilling, in accordance with their terms, all obligations to be performed within such twelve (12) month period pursuant to all orders, projects and contractual obligations which are binding upon it and remain outstanding.

2.3
Loans in ordinary course:  No Windrace Group Company has lent any money which has not been repaid to it, or owns the benefit of any debt (whether or not due for repayment), other than debts which have arisen in the ordinary course of its business, and no Windrace Group Company has made any loan or quasi-loan contrary to the applicable legislation.

2.4	Dividends:

(a)	Since the Last Accounts Date no dividend or other distribution has been, or is treated as having been, or has been proposed to be, declared, made or paid by any Windrace Group Company.

(b)
All dividends or distributions declared, made or paid by each Windrace Group Company have been declared, made or paid in accordance with its Constituent Documents and the applicable provisions of the applicable laws.

3.	TAXATION

3.1	General:

(a)
All notices, returns, computations and registrations (including, without limitation, returns registrations) of each Windrace Group Company for the purposes of Taxation have been made punctually on a proper basis and are correct and current and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority.

(b)	All information supplied by or on behalf of each Windrace Group Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

(c)	All Taxation which each Windrace Group Company is liable to pay prior to Closing has been or will be paid prior to Closing.

(d)	No Windrace Group Company has paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of any Tax law or statute.

(e)
All payments by each Windrace Group Company to any person which ought to have been made after deduction or withholding of any sum for or on account of Tax have been so made and each Windrace Group Company (if required by law to do so) has accounted to the relevant Tax Authority for the Tax so deducted or withheld.  Proper records have been maintained in respect of all such deductions, withholdings and payments and all applicable Regulations have been complied with.

(f)
Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on each Windrace Group Company or for which each Windrace Group Company is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Last Accounts Date and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principals.

(g)
Each Windrace Group Company has sufficient records relating to past events to calculate the Taxation liability, relief or allowance which would arise on any disposal or realisation of any asset owned at the Last Accounts Date or acquired since the Last Accounts Date.

3.2	Investigations/anti-avoidance:

(a)
No Windrace Group Company has been subject to any audit or investigation by any Taxation Authority and to the knowledge of Windrace and Mr. Lin, there are no circumstances existing which make it likely that an audit or investigation will be commenced.

(b)
No Windrace Group Company, to the knowledge of Windrace and Mr. Lin, has entered into or been a party to any transaction or any scheme or arrangement of which the main purpose, or one of the main purposes, or the sole or dominant purpose, was the unlawful avoidance of or reduction in or the deferral or postponement of a liability to Taxation.

3.3	Concessions, clearances, elections and appeals:

(a)
The amount of Taxation chargeable on each Windrace Group Company during any accounting period on or within the three (3) years before the Last Accounts Date has not depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(b)
All particulars supplied to any Taxation Authority in connection with an application for any advance ruling, clearance or consent by or on behalf of any Windrace Group Company or affecting any Windrace Group Company were when supplied to the relevant Taxation Authority and remain complete and accurate in all material respects; any such advance ruling, clearance or consent has been obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant facts and considerations; and any transaction for which an advance ruling, clearance or consent was obtained has been carried into effect only in accordance with the terms of the relevant advance ruling, clearance or consent.

3.4	Position since the Last Accounts Date: Since the Last Accounts Date:

(a)	no Windrace Group Company has changed its accounting year end or its method of accounting or accounting practice or policy, other than such changes required by the applicable Regulations;

(b)	no Windrace Group Company has declared, made or paid any dividend, bonuses or other distribution;

(c)
no Windrace Group Company has disposed of any asset (including stock) or supplied any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received by any Windrace Group Company for Taxation purposes;

(d)
no event has occurred which gives or may give rise to Taxation for any Windrace Group Company in respect of deemed (as opposed to actual) income, profits or gains or which results or may result in any Windrace Group Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company.

4.	ASSETS

4.1
Assets owned:  Each Windrace Group Company legally and beneficially owned at the Last Accounts Date, and had good and marketable title to and possession of, and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to and possession of, all the assets included in the relevant Accounts and to all assets acquired since the Last Accounts Date and not subsequently sold or realised as aforesaid, save for any sales or realizations in the ordinary course of business. No Windrace Group Company has acquired or agreed to acquire any assets since the Last Accounts Date, save for any purchases in the ordinary course of business.

4.2
All assets:  The assets owned by the Windrace Group, together with assets (if any) held under hire purchase, leasing or rental agreements listed in the Accounts (which are the only assets so held), comprise all the material assets necessary for the ordinary course of its business as now carried on.

4.3
No Encumbrance:  No Windrace Group Company has created, or granted, or agreed to create or grant, any Encumbrance in respect of any of the assets included in the Accounts, or to be acquired or agreed to be acquired since the Last Accounts Date, in each case otherwise than in the ordinary course of its business, or in respect of the undertaking, goodwill or uncalled capital of such company.

4.4	Stock:

(a)
The stock of raw materials, packaging materials and finished goods now held are adequate in relation to the current and anticipated trading requirements of the businesses of the Windrace Group for a period of four (4) months from the date hereof.

(b)	The stock-in-trade of the Windrace Group is in saleable condition and is capable of being sold by the relevant Windrace Group Company, in the ordinary course of its business.

4.5	Plant and equipment adequate: The plant, machinery, vehicles and other equipment owned or used by the Windrace Group:

(a)
are, in all material aspects, in a good and safe state of repair and condition (subject to normal wear and tear) and satisfactory working order and have been regularly and properly maintained to a normal technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement;

(b)
are in its possession and control in all material respects, and are its absolute property save as those which are subject to hire purchase agreement, leasing or hiring agreement, or similar agreement or arrangement, except for disposals made as a part of its ordinary course of business; and

(c)	are all capable and fit and (subject to normal wear and tear) for the purpose for which they were designed or purchased.

4.6
Maintenance:  Maintenance Contracts are in full force and effect in respect of all assets of capital nature of the Windrace Group which it is normal or prudent to have maintained by independent or specialist contractors, and in respect of all assets which the Windrace Group is obliged to maintain or repair under any leasing or similar agreement; provided that the absence of such contracts will not materially adversely affect the business of the Windrace Group.

4.7	Receivables: No part of the amounts included in the Accounts, as owing by any debtor:

(a)	is overdue by more than twelve (12) weeks; or

(b)	is the subject of any arrangement made otherwise than in the ordinary of course of business of the Windrace Group; or

(c)
has been realised or released on terms that any debtor pays less than the full book value of his debt, or has been deferred, subordinated or written off, or has proved to any extent to be irrecoverable, or is now regarded by the relevant Windrace Group Company as irrecoverable, or subject to doubt as to its recoverability, in whole or in part, or is subject to any counter-claim or set-off, except to the extent of any relevant provision or reserve relating thereto in the Accounts or for receivables in an aggregate outstanding book value not exceeding RMB5 million as of the date of the Accounts.

5.	LIABILITIES AND INDEBTEDNESS

5.1	No liabilities:

(a)
Except as provided by the Elevatech Letter Agreement, there are no liabilities, obligations or indebtedness of any nature (including liabilities under guarantees, mortgages or indemnities and other contingent liabilities) which have been assumed or incurred, or agreed to be assumed or incurred, by any Windrace Group Company other than those liabilities, obligations and indebtedness clearly Disclosed or incurred in the ordinary and proper course of trading since the Last Accounts Date and which have not caused any material adverse effect to any Windrace Group Company or its shareholder .

(b)
No Windrace Group Company is a party to or is liable (including, without limitation, contingently) under any Guarantee guaranteeing debts or obligations of any party not being a member of the Windrace Group;

(c)	No Windrace Group Company has factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.

(d)	Save for the Elevatech Letter Agreement, no Windrace Group Company has entered into any agreements, arrangements or understandings for the creation, entry into or doing of any of the aforesaid things.

5.2
Borrowing restrictions:  The amounts borrowed by the Windrace Group (as determined in accordance with the provisions of the relevant instrument) do not exceed any limitation on its borrowing powers contained in its articles of association or other constitutional documents, or in any debenture or other deed or document binding upon it.

5.3	Facilities: In relation to all Facilities:

(a)	the amounts borrowed by any Windrace Group Company from each of its banks or other financial lending institution do not exceed the limits in the relevant Facilities;

(b)	there has been no contravention of, or non-compliance with, any provision of any of the Facilities;

(c)
except as Disclosed, to the knowledge of Windrace and Mr. Lin, there have not been, nor are there, any circumstances whereby the continuation of any of the Facilities might be prejudiced, or which might give rise to any alteration in the terms and conditions of any of the Facilities;

(d)	except as Disclosed, none of the Facilities is dependent on the guarantee or indemnity of, or any Encumbrance provided by, a third party other than any Windrace Group Company; and

(e)
except as Disclosed, none of the Facilities might be terminated or mature or be repayable prior to its stated maturity as a result of the acquisition of the Sale Warrants or the acquisition of the Windrace Shares Entitlement or the subscription of the New Shares by the Investors or any other thing contemplated in this Agreement.

5.4	No prepayment or enforcement: No Windrace Group Company has, since the Last Accounts Date:

(a)	repaid, or, to the knowledge of Windrace and Mr. Lin, become liable (with or without the giving of notice by any person) to repay, any Facility in advance of its stated maturity; or

(b)
received notice (whether formal or informal) from any lender of money to it or other persons, requiring repayment of any indebtedness or indicating that any Encumbrances in respect of any of its assets may be enforced, and no steps for the early repayment of any Facilities, or enforcement of any such Encumbrance, have been or may (to the knowledge of Windrace and Mr. Lin) be taken; and, to the knowledge of Windrace and Mr. Lin, there are no circumstances likely to give rise to, or would entitle any third party (with or without the giving of notice) to give or take, any such notice or steps.

6.	COMPLIANCE

6.1
Due incorporation: Each Windrace Group Company has been and remains validly incorporated or established pursuant to the laws of its country of incorporation or establishment in all respects, and all shares in each of the Windrace Group Company has been fully and duly paid up or credited as fully paid up in accordance with its Constituent Documents) for the time being in force and rank pari passu in all respects.

6.2
All licences held:  Except as Disclosed, each Windrace Group Company has the right, power and authority, and is duly qualified, to carry all businesses which it currently carries on in all jurisdictions, has obtained all legally required licences, consents and approvals from any person, authority or body for the proper carrying on of its businesses and all such licences, consents and approval are unconditional, valid and subsisting and have been properly obtained; no Windrace Group Company is in breach of any of the terms or conditions of any of such licences, consents and approvals and to the knowledge of Windrace and Mr. Lin, there are no factors that might in any way prejudice the continuation, or renewal, of any of them on substantially the same terms and conditions.

6.3
No breach of laws:  Except as Disclosed, no Windrace Group Company or any of its officers, agents or employees (during the course of their duties in relation to it), has committed, or omitted to do, any act or thing, the commission or omission of which is, or could be, in contravention of any applicable Regulation, giving rise to any fine, penalty, default proceedings or other liability on its part involving penalty sums of more than RMB500,000.  To the knowledge of Windrace and Mr. Lin, the Windrace Group has conducted and is conducting its business in all respects in accordance with all applicable Regulations, whether of the BVI, Cayman Islands, Hong Kong, the PRC or such relevant jurisdictions to which any Windrace Group Company is subject.

6.4
No investigations:  Except as Disclosed, to the knowledge of Windrace and Mr. Lin, there is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning any Windrace Group Company in any jurisdiction and none is pending or threatened.  To the knowledge of Windrace and Mr. Lin, no fact or circumstance exists which might give rise to any such investigation, enquiry or proceeding.

6.5
No disputes:  Except as Disclosed, there is no dispute with any revenue, or other governmental, department, agency or body in the BVI, Cayman Islands, Hong Kong, the PRC or elsewhere, in relation to the affairs of any Windrace Group Company, and to the knowledge of Windrace and Mr. Lin, there are no facts which may give rise to any dispute.

6.6
Compliance with memorandum and articles:  Except as Disclosed, each Windrace Group Company has, at all times, carried on business and conducted its affairs in all respects in accordance with the laws of its country of incorporation and its Constituent Documents for the time being in force.

6.7
All returns filed:  All filings, returns, particulars, resolutions and documents (including all incorporation documents) required by any Government Entity or the Companies Ordinance or any other legislation to be filed with the registrar of companies, or any other authority in any jurisdiction, in respect of any Windrace Group Company have been duly filed and were correct in all material respects at the time of their filing.

6.8
Security valid:  All Encumbrances, guarantees and indemnities in favour of any Windrace Group Company are valid, binding and enforceable in accordance with their terms and have (if legally required) been registered under and otherwise comply with any other applicable legislation.

6.9	Unlawful payments: No Windrace Group Company or, to the knowledge of Windrace and Mr. Lin, any person for whose acts or defaults any of the Windrace Group Companies may be vicariously liable has:

(a)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee in any jurisdiction; or

(b)
induced a person (or procured another person) to enter into an agreement or arrangement with any Windrace Group Company or any third party by means of an unlawful or immoral payment, contribution, gift, or other inducement;

(c)	directly or indirectly made an unlawful contribution to a political activity.

7.	BUSINESS/TRADING/PRODUCTS

7.1	Since the Last Accounts Date: Since the Last Accounts Date:

(a)	the business of the Windrace Group has been continued in the ordinary and normal course and in the same manner as previously;

(b)	there has been no material deterioration:

(i)
in the turnover, or the financial or trading position, business or prospects of the Windrace Group or material change in its assets and liabilities (none of which have been written up or down since the Last Accounts Date);

(ii)	in the Windrace Group’s consolidated net asset value (on the same basis as that used in the Accounts); or

(iii)	or material change in the areas of business or business environment in which any Windrace Group Company operates;

(c)
no major supplier or customer of any Windrace Group Company has stopped doing business with it, or substantially reduced its supplies to or levels of business with it, or substantially changed the terms on which it is prepared to supply or do business with any Windrace Group Company (other than normal price changes), except for change for which Windrace Group Company is able to locate alternative suppliers or customers without materially adversely affecting the Windrace Group Company business taken as a whole; and

(d)
each Windrace Group Company's business has not been materially adversely affected by the termination, or a change in the terms, of an important agreement or by an abnormal factor materially adversely affecting Windrace Group Company’s businesses and, to the knowledge of Windrace and Mr. Lin, there are no facts or circumstances which might have a material adverse effect on Windrace Group Company's businesses taken as a whole;

7.2	Relationships: To the knowledge of Windrace and Mr. Lin, no circumstance exists whereby (whether by reason of an existing agreement or arrangement or otherwise):

(a)
any significant supplier of any Windrace Group Company will or may cease, or be entitled to cease, supplying it or will or may substantially reduce its supplies to it or will or may substantially change the terms on which it is prepared to do business with any Windrace Group Company that would materially adversely affect Windrace Group Company’s business taken as a whole (other than normal price changes) (for the purpose of this Agreement, a significant supplier means any of the top five (5) suppliers of the entire Windrace Group as reflected by the total purchase values for the fiscal year ended December 31, 2008);

(b)
any major customer of any Windrace Group Company will or may cease, or be entitled to cease, to deal with it or will or may substantially reduce its existing level of business with it or will be entitled to substantially change the terms on which it is prepared to do business with any Windrace Group Company (other than normal price changes) (for the purpose of this Agreement, a major customer means any of the top five (5) customers of the Windrace Group as reflected by the total turnover of the entire Windrace Group for the fiscal year ended December 31, 2008);

(c)	will lead to Windrace to reasonably expect any officer or senior employee of any Windrace Group Company will or, to the knowledge of Windrace and Mr. Lin, may leave his office or employment.

7.3
Warranties in respect of goods or services:  Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of business, no Windrace Group Company has given a guarantee, condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it.

7.4
Joint ventures and partnerships:  No Windrace Group Company is /or has, agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association, or a party to any agreement or arrangement for sharing commissions or other income.

8.	AGREEMENTS

8.1
No unusual agreements:  Except as Disclosed, no Windrace Group Company is a party to any Contract, instrument, transaction, arrangement, practice, liability or obligation (or offer, tender or proposal) which:

(a)	is outside its ordinary course of business;

(b)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with is terms, more than six months after the date on which it was entered into or undertaken);

(c)
is a swap, futures or derivatives contract of any nature or involves payment by it of amounts determined by reference to fluctuations in an index of retail prices or shares, or any other index, or any prices of securities, commodities or any other things, or any other benchmark of any nature or in the rate of exchange for any currency;

(d)
involves, or is likely to involve, the purchase or supply of goods or services the aggregate purchase or sales value of which will represent in excess of 10% of its turnover for the preceding financial year;

(e)	restricts any Windrace Group Company's freedom to operate any business or use its assets in any part of the world as it considers appropriate;

(f)
is prohibited, void, illegal or unenforceable, or has any consequences (including the application of disclosure, registration or notification  requirements), under any laws or requirements of any jurisdiction relating to competition, anti-trust, fair trading and similar matters.

8.2
Non arm's length transactions:  No Windrace Group Company is a party to, nor have its profits or financial position during the three (3) years prior to the date of this Agreement been affected by, any Contract, transaction or arrangement which is not entered into in the ordinary course of business and of an entirely arm's length nature.

8.3
No default by the Windrace Group Companies:  No Windrace Group Company is in default under any agreement, instrument or obligation binding on it.  To the knowledge of Windrace and Mr. Lin, no threat or claim of default, under any agreement, instrument or arrangement to which any Windrace Group Company is a party has been made and there is no circumstance whereby any such agreement, instrument or arrangement is invalid or, except as Disclosed, may be prematurely terminated, rescinded, repudiated or disclaimed by any other party and no notice has been received of any such party's intention, and no such party has sought, to terminate, rescind, repudiate or disclaim any such agreement, instrument or arrangement.

8.4
Material Contracts: Except as Disclosed, all material Contracts to which any Windrace Group Company is a party are valid, binding and enforceable in accordance with their terms under the laws of their relevant jurisdictions.  No event or circumstances have arisen or will arise before Closing which will enable the counterparties to terminate any of the material Contracts whether on account of a breach of the counterparties to the material Contracts or otherwise, and the Windrace Group would not do or permit anything to be done which may diminish, jeopardize or prejudice its right or interest under any of the material Contracts.

8.5	Effect of this Agreement: The execution of, or compliance with the terms of, this Agreement does not and will not:

(a)
conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which any Windrace Group Company is a party, or any provision of the memorandum or articles of association of any Windrace Group Company or any Encumbrance, lease, Contract, order, judgement, award, injunction, Regulation or other restriction or obligation of any kind or character by which or to which any asset of any Windrace Group Company is bound or subject;

(b)
relieve any person from any obligation to any Windrace Group Company (whether contractual or otherwise), or enable any person to terminate any obligation, or any right or benefit enjoyed by any Windrace Group Company, or, except as provided by the Elevatech Letter Agreement, to exercise any right, whether under an agreement with, or otherwise in respect of, any Windrace Group Company;

(c)	except as Disclosed, to the knowledge of Windrace and Mr. Lin, prejudicially affect the attitude of lenders of the Windrace Group;

(d)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of any Windrace Group Company;

(e)
except as Disclosed, result in any present or future indebtedness or other Facilities of any Windrace Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity; or

(f)
to the knowledge of Windrace and Mr. Lin, require any Windrace Group Company to obtain the consent or approval of any person, body or authority (whether as a matter of Regulation, Contract, or other requirement or expectation whether formal or not).

9.	RELATED PARTY MATTERS

9.1
No related party Contracts:  Except as Disclosed, there is not now outstanding, and there has not at any time during the three (3) years prior to the date of this Agreement been outstanding, any Contract or arrangement to which any Windrace Group Company is a party and in which:

(a)	any of the shareholders of Windrace;

(b)	any other person who is a shareholder or the beneficial owner of any interest in any Windrace Group Company; or

(c)	any director or employee of any Windrace Group Company.

is or has been interested, whether directly or indirectly.

9.2
No competing business interest:  The Founders and their respective Affiliates do not have any rights or interests, directly or indirectly, in any businesses other than those now carried on by any Windrace Group Company which are or are likely to be, or become, competitive with the businesses of the Windrace Group.

9.3	Related indebtedness: There is no outstanding loan or indebtedness of any nature owed:

(a)	by any Windrace Group Company to any of the shareholders of Windrace or any director or employee of any Windrace Group Company or any Affiliate of any such person; or

(b)	by any such person to any Windrace Group Company.

10.	LITIGATION AND INSOLVENCY

10.1
No litigation:  No Windrace Group Company or any person for whose acts or defaults it may be vicariously liable is involved in any litigation, arbitration, administrative or criminal or other proceedings involving a claim of more than US$100,000 ,  there are no such proceedings pending or threatened, either by or, to Founders’ knowledge, against any Windrace Group Company; and there is no order or penalty against any Windrace Group Company; and to the knowledge of Windrace and Mr. Lin, there is no fact or circumstance which is likely to give rise to any such proceedings involving any Windrace Group Company, in each of the above cases excluding ordinary debt collection proceedings by any Windrace Group Company.

10.2
No winding up:  No order has been made, or petition presented, or resolution passed for the winding up of or appointment of a provisional liquidator to any Windrace Group Company; nor has any receiver, manager or the like been appointed in respect of any Windrace Group Company's assets or undertakings; nor has any distress, execution or other process been levied in respect of any Windrace Group Company or any of their assets which remains undischarged; nor is there any unfulfilled or unsatisfied judgment, order, decree, award or decision outstanding against any Windrace Group Company or any person for whose acts or defaults it may be vicariously liable.

10.3	Insolvency: No Windrace Group Company is insolvent or unable to pay (or has stopped paying) its debts (or any of them) when they fall due.

11.	EMPLOYEES

11.1
Employees; Employment Agreements:  All persons who provide services to any Windrace Group Company are (i) employees of such Windrace Group Company or (ii) have entered into binding Contracts or agreements with such Windrace Group Company or other proper third party for the provisions of such services, in each case in accordance with all applicable Regulations

11.2
No changes to employment terms:  During the period to which the Accounts relate and since the Last Accounts Date or (where employment or holding of office commenced after the beginning of such period) since the commencement date of the employment or holding of office:

(a)
no material change has been made (or agreed to be made) in the rate of remuneration, or the emoluments or pension benefits, of any officer, ex-officer or senior executive of each Windrace Group Company (a “Senior Executive” being a person in receipt of remuneration in excess of RMB250,000 per annum or equivalent); and/or

(b)	no change has been made in any other material terms of employment of any Senior Executive.

11.3
No other emoluments:  Except as Disclosed, no Windrace Group Company is bound or accustomed to pay any moneys or other benefits other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of any Windrace Group Company; in particular, there are no bonus, share option, incentive or other such schemes in operation or any schemes where any employee, officer or other person is entitled to any commission or remuneration of any sort calculated by reference to the turnover, profits or sales of any Windrace Group Company, or any agreements or arrangements relating to the aforesaid.

11.4
Contracts terminable on notice:  All subsisting Contracts of employment, to which any Windrace Group Company is a party, may be terminated at any time on one month's notice or less without giving rise to any claim for damages or compensation (other than compensation in accordance with the applicable laws).

11.5
No notice of termination:  Since the Last Accounts Date, no key employees of any Windrace Group Company has given or received notice terminating his employment or office, except as expressly contemplated in this Agreement.

11.6
Employee records:  Each Windrace Group Company has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory entitlements, taxation, holidays, disciplinary and health and safety matters) and termination of employment.

11.7	No employee representatives: There are no agreements or other arrangements (whether or not legally binding) between any Windrace Group Company and any trade union or other body representing employees.

11.8	No disputes/liabilities:

(a)
To the knowledge of Windrace and Mr. Lin, no Windrace Group Company is involved in any dispute with, or subject to any claim (whether at the labour tribunal, in the Courts or otherwise) from, any of their current or former employees and to the knowledge of Windrace and Mr. Lin, there are no facts which might suggest that there may be any dispute or claim or that any of the provisions of this Agreement may lead to any such dispute or claim.

(b)
There is no claim involving more than US$100,000 pending or (to the knowledge of Windrace and Mr. Lin) threatened, against any Windrace Group Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

(c)
Adequate provision has been made in the Accounts for all and any compensation, severance or other payment (whether under Regulation, relevant agreement or otherwise) for which any Windrace Group Company is or may be liable in respect of termination of employment, loss of office, wrongful or unfair dismissal, redundancy or similar matters.

11.9	No loans etc: No loan or advance or financial assistance has been made by any Windrace Group Company to any employee or officer or past or prospective employee or officer, which is outstanding.

11.10
Compliance: Each Windrace Group Company, and all its employees, consultants and other persons for whose acts it may be vicariously liable, have at all times complied with all applicable obligations under statute and otherwise concerning the treatment, health and safety of the employees and officers of the Windrace Group.

11.11
Payments re: employees: To the knowledge of Windrace and Mr. Lin, no Windrace Group Company has any outstanding undischarged liability to any employee or to pay to any governmental or regulatory authority (or officially required or sponsored fund or scheme) in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by it.

12.	PENSIONS

12.1
No pension arrangements:  Save for compliance with applicable Regulations, no Windrace Group Company is under any legal or moral liability or obligation, or a party to any ex-gratia arrangement or promise, to pay any retirement or death or disability benefit, pension, gratuity, annuity,  superannuation allowance or the like, or life assurance, medical insurance or permanent health payments or the like (the aforesaid together, “Benefit”), to or for any of its past or present officers, employees or their dependant or other person; and there are no schemes, plans arrangements or proposals in relation to Benefits (or their Provision) or similar schemes or arrangements in relation to, or binding on, any Windrace Group Company (or their present or former employees) or to which any Windrace Group Company contributes or has contributed or proposes to contribute.

12.2
Payments:  All payments and contributions to, or relating to, a Benefit which is required to be made by any of the Windrace Group Company and its employees or other persons have been duly made. There has been no breach of the terms of any Benefit, or of any laws or regulations applying in respect of such Benefit, by any Windrace Group Company or by any of the trustees, managers and administrators (if any) of such Benefit.

13.	PROPERTY

13.1	Owned Property: The information contained in Schedule 9 in relation to the location and ownership of each Owned Property is held is true, accurate and complete in all respects.

13.2
All properties:  The Property comprises all the real properties owned, occupied or used by the Windrace Group in connection with its business and are so occupied or used by right of ownership or under lease or licence the terms of which permit such occupation or use.

13.3
Title to Owned Property:  The Windrace Group has the right of possession, occupation or usage, as the case may be, and proper legal title to the land use rights and building ownership rights in respect of each Owned Property (including possession of the land use rights certificates and building ownerships certificates).  Except as Disclosed, the Windrace Group is entitled to transfer, sell, mortgage or otherwise dispose of the Owned Property in accordance with the title documents and regulatory requirements. To the knowledge of Windrace and Mr. Lin, no third party has any occupancy rights or liens affecting the legal title of each Owned Property. The original land grant fee for any land use certificates and building ownership certificates in relation to each Owned Property was paid in full. Each Owned Property will, at Closing, be free from any Encumbrance. The current use of each Owned Property as described in Schedule 9 is in its permitted use. All consents have been obtained with respect to all development, alterations and improvements to such Owned Property and for the grant of the leases or licenses in relation to such Owned Property.  Compliance is being made and has at all times been made in all material respects with all restrictions and obligations set forth in the land use rights certificates, building ownership certificates and all applicable Regulations with respect to each Owned Property.

13.4
No Leased Property: None of the Windrace Group Company has any interest in any Leased Property nor has any Windrace Group Company entered into any lease or tenancy with any party other than the Windrace Group.

13.5
Compulsory purchase notices:  There are no compulsory purchase or resumption notices, orders or resolutions affecting each of the Properties, nor are there any circumstances likely to lead to any being made.

13.6
Closure or enforcement orders:  Except as Disclosed, to the knowledge of Windrace and Mr. Lin, there are no closure, demolition, clearance orders, enforcement notices, stop notices or other orders affecting any Property, nor are there any circumstances likely to lead to any being made.

13.7
Good repair:  The buildings and other structures on each of the Properties are in good and substantial repair (subject to normal wear and tear) and fit for the purpose(s) for which they are presently used.

13.8
Disputes:  To the knowledge of Windrace and Mr. Lin, there are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, right or means of access to any Property.

13.9
Access:  The principal means of access to each Property is over roads which are public highways and, to the knowledge of Windrace and Mr. Lin, no means of access to the Property is subject to rights of determination by any other party.

13.10	Main services: Each Property enjoys the main services of water, drainage, electricity and gas.

13.11
Damage or defects:  To the knowledge of Windrace and Mr. Lin, no building or structure on the Property has at any time been affected by structural damage or electrical defects or white ants or by timber infestation or disease.

13.12
Deleterious materials:  To the knowledge of Windrace and Mr. Lin, the buildings or other structures on each Property do not contain in their fabric any high alumina cement, blue asbestos, calcium chloride accelerator, wood wool slabs used as permanent shuttering or other deleterious material.

13.13	Insurance: The Property is insured to an adequate extent against such risks normally insured against by owners or occupiers of such properties.

13.14
Reinstatement:  To the knowledge of Windrace and Mr. Lin, there is no obligation to reinstate any Property by removing or dismantling any alteration made to it by the Windrace Group or any predecessor in title to the Windrace Group.

13.15
Works required:  To the knowledge of Windrace and Mr. Lin, there are no known works of an extraordinary nature required to the building of which the Property forms part or any common facilities serving any building which would give rise to the increase of any service or management charges to any Property.

14.	INSURANCE

14.1
Insurance adequate:  All the assets and undertakings of any Windrace Group Company of an insurable nature, are, and where available, and have at all material times been, insured in commercial reasonable amounts against fire and all other risks normally insured against by persons carrying on the same types of business in the same geographic region as that carried on by the relevant Windrace Group Company. Each Windrace Group Company is now, and has at all material times been, adequately covered against accident, damage, injury, and all other risks normally insured against by persons carrying on the same types of business.

14.2
In effect:  All insurance policies maintained by each Windrace Group Company as of the date hereof are in full force and effect, and all material terms and conditions of the said policies have been performed and observed in full.  No relevant policy of insurance is or could be void or voidable or vitiated, and nothing has been done or omitted to be done which is likely to result in an increase in premium.  All premiums due have been duly paid in full.

14.3	No claims:

(a)
No claim is outstanding, or may be made, under or in respect of any of the said policies by any party thereto and no circumstances exist which will or might give rise to such a claim or which would or might be required to be notified to the insurers under any such policies.

(b)	No claim against any Windrace Group Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by any Windrace Group Company.

15.	INTELLECTUAL PROPERTY AND COMPUTER SYSTEMS

15.1
All rights owned:  All Intellectual Property Rights used or required by the Windrace Group in connection with its business are in full force and effect and are vested in, and beneficially owned by, the relevant Windrace Group Company and:

(a)
(where registration is possible) the relevant Windrace Group Company has been and is registered as proprietor of such Intellectual Property Rights and no other person has any interest, right or Encumbrance in or in respect of any such Intellectual Property Rights;

(b)	each of those rights is valid enforceable and duly maintained, and none of them is being used, claimed or opposed by any other person;

(c)	to the knowledge of Windrace and Mr. Lin, there has been no infringement of such Intellectual Property Rights by any third party;

(d)
renewal fees payable in respect of such Intellectual Property Rights which are registered have been duly paid and each other available action to maintain and protect such Intellectual Property Rights has been duly taken;

(e)
to the knowledge of Windrace and Mr. Lin, nothing has been done or omitted to be done by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of such Intellectual Property Rights;

(f)
there is and has been no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of such Intellectual Property Rights; to the knowledge of Windrace and Mr. Lin, no civil, criminal, arbitration, administrative or other proceeding concerning any of such Intellectual Property Rights is pending or threatened; to the knowledge of Windrace and Mr. Lin, no fact or circumstance exists which might give rise to such proceeding or dispute; and

(g)
no right or license has been granted to any person by any Windrace Group Company to use, in any manner, or to do anything which would or might otherwise infringe, any such Intellectual Property Rights; and no act has been done, or omission permitted, by any Windrace Group Company whereby such Intellectual Property Rights, or any of them, have ceased or might cease to be valid and enforceable.

15.2
No infringement:  To the knowledge of Windrace and Mr. Lin, the business of the Windrace Group (and of any license under a licence granted by any Windrace Group Company) as now carried on does not, and is not likely to, infringe any Intellectual Property Right of any other person, and all licenses to any Windrace Group Company in respect of any such Intellectual Property Rights are in full force and effect and no party to an agreement relating to the use by any Windrace Group Company of Intellectual Property Rights of another person is, or has at any time been, in breach of that agreement.

15.3
No breach of licence:  Nothing has been done or omitted by any Windrace Group which would enable any license granted by such Windrace Group Company to be terminated, or which in any way constitutes a breach of the terms of any license.

15.4
No disclosure:  No Windrace Group Company has (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Investors, Exceed and SPAC any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

15.5	Business names: No Windrace Group Company uses any name for any purpose other than its full corporate name.

15.6	Computer systems:

(a)
None of the Systems, Records, data or information of or used by any Windrace Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of the relevant Windrace Group Company.

(b)
the Windrace Group has security procedures in place to prevent unauthorized access, amendment or damage to the Systems and Records and other data and information of the Windrace Group or the data and information of third parties held, recorded, stored, maintained or operated by the Windrace Group or on behalf of the Windrace Group by any third party, and no unauthorized access, amendment or damage to such Systems, Records or other data or information has taken place as at the date of this Agreement.

16.	ENVIRONMENTAL ISSUES

16.1	Compliance: Each Windrace Group Company is currently in compliance with all Environmental Laws in all material respects and has at all times complied with all Environmental Laws.

For the purpose of this Schedule 4, “Environmental Law” shall mean any and all applicable laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the environment or to the storage, labelling, handling, release, treatment, processing, manufacturing, deposit, transportation or disposal of any hazardous substance.

16.2
No breach: To the knowledge of Windrace and Mr. Lin, there is no real property owned or used by any Windrace Group Company contaminated with any hazardous substance or any substance regulated by any Environmental Law so as to constitute a violation of any Environmental Law.

16.3
No claims: To the knowledge of Windrace and Mr. Lin, there have not been nor are there pending or threatened any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any Environmental Laws against any Windrace Group Company or any of its assets and, to the knowledge of Windrace and Mr. Lin, there are no facts or circumstances which may give rise to the same.

17.	MISCELLANEOUS

17.1
Commissions:  No person is entitled to receive from any Windrace Group Company any finder's fee, brokerage or other commission in connection with the transfer of the Sale Warrants or the granting of the Windrace Shares Entitlement or the issue and allotment of the New Shares to the Investors under, or otherwise in respect of, this Agreement.

PART C

SPAC AND EXCEED

Each of the representations and warranties contained in this Part C is based on publicly available information and assuming all representations and warranties made by Exceed and SPAC in the SPA are true, accurate and complete in all material respects and not misleading in any material respect as of the date of this Agreement and on each day up to and including the Closing Date.

1.	PUBLIC FILINGS

1.1
Financial statements: The financial statements of SPAC included in the forms, reports and records filed by SPAC with the SEC complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto at the time of filing.  Such financial statements were prepared in accordance with US GAAP on a consistent basis during the periods involved, except as may otherwise be specified in such financial statements or the notes thereto, and fairly represented in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end adjustments.

1.2
SEC Documents: SPAC has filed all reports, schedules, forms, statements and other documents required to be filed by SPAC with the SEC since its inception, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Documents”).  As of its respective filing date, each  SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the  SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations applicable to SPAC  with respect thereto, and have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of SPAC as of the dates thereof and the consolidated results of its operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

2.	GENERAL COMPLIANCE

SPAC has not received any claim or notice that is in breach of any applicable rules, regulations or requirements of the SEC.

3.	LISTING STATUS

Before the Merger, SPAC has listed 22,490,000 shares of the common stock of SPAC with a par value of US$0.0001 per share on the NYSE Amex, which include 10,500,000 shares of common stock currently outstanding and 11,990,000 shares of its common stock issuable upon exercise of outstanding rights to acquire the common stock of SPAC pursuant to warrants to purchase an aggregate of 8,625,000 shares of common stock of SPAC issued by SPAC as part of the units sold in SPAC’s initial public offering of its securities, warrants to purchase an aggregate of 2,265,000 shares of the common stock of SPAC issued by SPAC in a private placement immediately preceding the initial public offering of SPAC’s securities and the underwriter’s purchase option to acquire 550,000 units of SPAC.  The listing status of such securities on the NYSE Amex has not been withdrawn or cancelled, and the SEC has not indicated to SPAC that it will object to the continued listing of such shares.

Upon SPA Closing, Exceed will become the holding company of Windrace and SPAC shall merge with and into Exceed with Exceed as the surviving entity.  All rights and obligation of SPAC will be resumed by Exceed.

4.	SARBANES-OXLEY ACT OF 2002

Except as Disclosed, SPAC is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing Date.  There has been no material change in SPAC’s accounting policies since inception except as described in the notes to SPAC’s Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by SPAC’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.  Neither SPAC, nor to the best of the knowledge of  Windrace or Mr. Lin, any representative of SPAC, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to SPAC’s accounting or auditing practices, procedures methodologies or methods of SPAC or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of SPAC’s financial statements and periodic reports.  To the knowledge of Windrace and Mr. Lin, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SPAC or any of its officers, directors, employees or agents to the board of directors of SPAC or any committee thereof or to any director or officer of SPAC.  To the knowledge of Windrace and Mr. Lin, no employee of SPAC has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

5.	U.S. TAXES

(a)
SPAC has timely filed (taking into account any extensions received from the relevant taxing authorities), or has caused to be timely filed on its behalf, all U.S. tax returns that are or were required to be filed by it, and all such tax returns are true, complete and accurate.  To the knowledge of Windrace and Mr. Lin, there are no unpaid Taxes claimed to be due by any U.S. tax authority in charge of taxation of any jurisdiction, nor any claim for additional taxes for any period for which U.S. tax returns have been filed, and the officers of SPAC know of no basis for any such claim.

(b)
SPAC has not received any notice that any governmental authority will audit or examine (except for any general audits or examinations routinely performed by such governmental authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.

(c)
SPAC’s financial statements reflect an adequate reserve for all taxes payable by SPAC (in addition to any reserve for deferred Taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. SPAC is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and SPAC currently has no material liability and will not have any material liabilities for any Taxes of any other person under any agreement or by the operation of any law. No deficiency with respect to any taxes has been proposed, asserted or assessed against SPAC, and no requests for waivers of the time to assess any such taxes are pending.

6.	INVESTIGATIONS/ANTI-AVOIDANCE

(a)
SPAC has not been subject to any audit or investigation by any U.S. Taxation Authority and, to the knowledge of Windrace and Mr. Lin, there are no circumstances existing which make it likely that an audit or investigation will be commenced.

(b)
To the knowledge of Windrace and Mr. Lin, SPAC has neither entered into nor been a party to any transaction or any scheme or arrangement of which the main purpose, or one of the main purposes, or the sole or dominant purpose, was the unlawful avoidance of or reduction in or the deferral or postponement of a liability to taxation.

7.	SHARE CAPITAL

Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), there is no option, right to acquire, transfer, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Sale Warrants and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

8.	RECORDS AND DOCUMENTS

Each of Exceed and SPAC has kept duly made up all requisite books of account (in accordance with good accounting principles), minute books, registers and financial and other records.  All records:

(a)
have been fully, properly and accurately kept and completed in accordance with normal business practice and good accounting principles and comply with all applicable legal and accounting requirements and standards;

(b)	do not contain any material inaccuracies or discrepancies; and

(c)
give and reflect a correct view of its trading transactions, and its financial, contractual and trading position (and no notice or allegation that any of them is inaccurate or should be rectified has been received or made), and the records and all other deeds and documents (including title deeds and documents), belonging to or which ought to be in the possession of Exceed or SPAC are in the possession of Exceed or SPAC or their respective agents.

9.	STATUTORY BOOKS

To the knowledge of Windrace and Mr. Lin, the stock ledger of SPAC prepared and maintained by SPAC’s transfer agent has been properly kept and contains an accurate and complete record of the stockholders of record of SPAC.

10.	MINUTE BOOKS

The minute books of directors' meetings and of shareholders'/stockholders' meetings of Exceed and SPAC respectively (including actions taken by written consent in lieu of a meeting) contain full and accurate records of all resolutions passed by the directors and the shareholders/stockholders respectively of that company and no resolutions have been passed by either the directors or the shareholders/stockholders of Exceed or SPAC  which are not recorded in the relevant minute books.

11.	NO BREACH OF LAWS

To the knowledge of Windrace and Mr. Lin, neither Exceed, SPAC nor any of its officers, agents or employees (during the course of their duties in relation to it), has committed, or omitted to do, any act or thing, the commission or omission of which is, or could be, in contravention of any applicable Regulation, giving rise to any fine, penalty, default proceedings or other liability on its part involving penalty sums of more than US$250,000.

To the knowledge of Windrace and Mr. Lin, each of Exceed and SPAC has conducted and is conducting its business in all respects in accordance with all applicable Regulations in each such relevant jurisdictions to which either Exceed or SPAC is subject.

12.	NO INVESTIGATIONS

There is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning Exceed or SPAC in any jurisdiction and, to the knowledge of Windrace and Mr. Lin, none is pending or threatened.  To the knowledge of Windrace and Mr. Lin, no fact or circumstance exists which might give rise to any such investigation, enquiry or proceeding.

13.	NO DISPUTES

There is no dispute with any revenue, or other governmental, department, agency or body in the U.S. or elsewhere, in relation to the affairs of Exceed or SPAC, and, to the knowledge of Windrace and Mr. Lin, there are no facts which may give rise to any dispute.

14.	COMPLIANCE WITH CONSTITUENT DOCUMENTS

Each of Exceed and SPAC has, at all times, carried on business and conducted its affairs in all respects in accordance with the applicable laws of the BVI, U.S., the State of Delaware and its Constituent Documents then in force.

15.	ALL RETURNS FILED

All filings, returns, particulars, resolutions and documents (including all incorporation documents) required by any legislation to be filed with any U.S. or BVI government authority, or any other authority in any jurisdiction, in respect of either Exceed or SPAC have been duly filed and were correct in all material respects.

16.	NO UNUSUAL AGREEMENTS

Except as Disclosed, each of Exceed and SPAC is not a party to any Contract, instrument, transaction, arrangement, practice, liability or obligation (or offer, tender or proposal) which:

(a)	is outside of its ordinary course of business;

(b)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with is terms, more than six (6) months after the date on which it was entered into or undertaken);

(c)
is a swap, futures or derivatives contract of any nature or involves payment by it of amounts determined by reference to fluctuations in an index of retail prices or shares, or any other index, or any prices of securities, commodities or any other things, or any other benchmark of any nature or in the rate of exchange for any currency;

(d)
involves, or is likely to involve, the purchase or supply of goods or services the aggregate purchase or sales value of which will represent in excess of 10% of its turnover for the preceding financial year;

(e)	restricts Exceed’s or SPAC’s freedom to operate any business or use its assets in any part of the world as it considers appropriate;

(f)
is prohibited, void, illegal or unenforceable, or has any consequences (including the application of disclosure, registration or notification requirements), under any laws or requirements of any jurisdiction relating to competition, anti-trust, fair trading and similar matters.

17.	NON ARM'S LENGTH TRANSACTIONS

Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), neither Exceed nor SPAC is a party to, nor have its profits or financial position during the three (3) years prior to the date of this Agreement been affected by, any Contract, transaction or arrangement which is not entered into in the ordinary course of business and of an entirely arm's length nature.

18.	NO DEFAULT

Neither Exceed nor SPAC is in default under any agreement, instrument or obligation binding on it.  To the knowledge of Windrace and Mr. Lin, no threat or claim of default, under any agreement, instrument or arrangement to which Exceed or SPAC is a party has been made and there is no circumstance whereby any such agreement, instrument or arrangement is invalid or may be prematurely terminated, rescinded, repudiated or disclaimed by any other party and no notice has been received of any such party's intention, and no such party has sought, to terminate, rescind, repudiate or disclaim any such agreement, instrument or arrangement.

19.	EFFECT OF THIS AGREEMENT

Except as Disclosed, the execution of, or compliance with the terms of, this Agreement does not and will not:

(a)
conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which Exceed or SPAC is a party, or any provision of its Constituent Documents or any Encumbrance, lease, Contract, order, judgment, award, injunction, Regulation or other restriction or obligation of any kind or character by which or to which any asset of Exceed or SPAC is bound or subject;

(b)
relieve any person from any obligation to either Exceed or SPAC (whether contractual or otherwise), or enable any person to determine any obligation, or any right or benefit enjoyed by Exceed or SPAC, or to exercise any right, whether under an agreement with, or otherwise in respect of, Exceed or SPAC;

(c)	result in the creation, imposition, crystallization or enforcement of any Encumbrance whatsoever on any of the assets of Exceed or SPAC; or

(d)	result in any present or future indebtedness or other facilities of Exceed or SPAC becoming due, or capable of being declared due and payable, prior to its stated maturity.

20.	NO RELATED PARTY CONTRACTS

Except as Disclosed, there is not now outstanding, and there has not at any time during the three (3) years prior to the date of this Agreement been outstanding, any contract or arrangement to which Exceed or SPAC is a party and in which:

(a)	any other Person who is a shareholder or the beneficial owner of any interest in Exceed or SPAC; or

(b)	any director or employee of Exceed or SPAC;

is or has been interested, whether directly or indirectly.

21.	NO LITIGATION

Neither Exceed, SPAC nor any person for whose acts or defaults it may be vicariously liable is involved in any litigation, arbitration, administrative or criminal or other proceedings, whether as plaintiff, defendant or otherwise; there are no such proceedings pending or, to the knowledge of Exceed and SPAC, threatened, either by or against Exceed or SPAC; and there is no order or penalty against Exceed or SPAC; and, to the knowledge of Exceed or SPAC, there is no fact or circumstance which is likely to give rise to any such proceedings involving Exceed or SPAC.

22.	INSOLVENCY

No order has been made or petition presented or resolution passed for the dissolution of Exceed or SPAC, nor has any distress, execution or other process been levied against Exceed or SPAC or action taken to repossess goods in the possession of Exceed or SPAC.  Exceed or SPAC has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

23.	NO UNDISCLOSED MATERIAL LIABILITIES

To the knowledge of Windrace and Mr. Lin, Exceed or SPAC has no material liabilities, whether absolute, accrued, contingent or otherwise, other than those reflected in the publicly available information and records of Exceed or SPAC.

SCHEDULE 5

INVESTORS’ WARRANTIES
2.
3.
4.           1.           AUTHORITY AND POWER

1.1
Authority: Each of the Investors is a duly incorporated company and validly existing under the laws of its place of incorporation; and has full power and authority to enter into this Agreement and to perform its obligations hereunder.  Each of the Investors have been authorised to validly and duly execute and deliver, and to exercise and perform each of their respective rights and obligations under this Agreement.  This Agreement has been duly executed and delivered by each of the Investors and constitutes the valid and binding obligation of each of the Investors, enforceable against the Investors in accordance with its terms.

1.2
Power: Each of the Investors has all the power under its Constituent Documents to permit its entry into this Agreement and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding obligations of, each of the Investors.

SCHEDULE 6

WINDRACE ACTIVITIES PENDING CLOSING

1.
Save with the prior written consent of the Investors (which shall not be unreasonably withheld), or as expressly provided in this Agreement or actions necessary or desirable to effect the Elevatech Letter Agreement and the SPA, Windrace will not, and Mr. Lin shall procure that each Windrace Group Company will not, pending Closing:

(a)	issue or agree to issue any of its share, interest or loan capital or grant or agree to grant, redeem or amend the terms of any option over or right to acquire any of its share or loan capital;

(b)	save for the Redemption, purchase or redeem any shares in its share capital or make any repurchases or reduction of its share capital or provide financial assistance for any such purchase;

(c)	borrow or otherwise raise money or incur or discharge any liabilities or indebtedness or create any security except in the ordinary course of business or any borrowing to refinance shareholders’ loan;

(d)
resolve to alter the provisions of its memorandum or articles of association or constitutive documents or adopt or pass any Regulations or resolutions inconsistent therewith except as required by applicable Regulations;

(e)	enter into any onerous, unusual or material contract or arrangement with a value, or incurring liability or potential liability, in excess of RMB10,000,000;

(f)	terminate any of the material agreement or arrangement with a value, or incurring liability or potential liability, in excess of RMB10,000,000 to which it is a party;

(g)	enter into any material capital commitment or undertake or incur any material contingent liability with a value in excess of RMB10,000,000;

(h)
make any substantial change (including, but not limited to, any change by way of incorporation, acquisition or disposal of subsidiary(ies) or business(es)) in the nature, extent or terms of organisation of its business, or carry on any business other than its existing business;

(i)	in any material respect depart from the ordinary course of its day to day business;

(j)
create or permit to be arisen any lien, charge, pledge, mortgage, encumbrance or other security interest on or in respect of any of its undertaking, properties or assets (except in the ordinary course of business);

(k)	declare, pay or make any dividends or other capital distributions or repay or prepay any loans or advances by its shareholder(s) or its associates;

(l)	appoint any directors or auditors;

(m)
acquire, sell, transfer, lease, sub-lease, license, sub-license, assign, grant any option over or otherwise dispose of, or purchase, take on lease or licence or assume possession of, any interests in land, or agree to do any of the foregoing with costs exceeding RMB10,000,000 or with a term of more than three (3) years;

(n)	acquire or agree to acquire or dispose or agree to dispose of any part of the material asset or stock with a value or consideration exceeding RMB10,000,000;

(o)
enter into, alter or agree to alter the terms of, any borrowing, factoring or other financing or lending arrangement, facility letter, undertaking, guarantee, indemnity, comfort letter or commitment of any kind whatsoever (except for any renewal or amendment of any such arrangement, letter, undertaking, guarantee, indemnity or commitment from any other external lender upon the expiry of previous ones in the ordinary course of business which (a) do not involve any increase in the principal amount of the relevant facility; (b) are at normal market rates and on normal commercial terms or better; and (c) do not exceed RMB80,000,000, in aggregate for all Windrace Group Companies);

(p)
make any advances or other credits to any person or give any guarantee or indemnity or act as surety, or otherwise accept any direct or indirect liability, for the liabilities or obligations of any person other than a Windrace Group Company;

(q)
alter or agree to alter, terminate or agree to terminate or waive any right under, any agreement to which it is a party and which has or is likely to have a material adverse effect on the Windrace Group taken as a whole, or enter into any unusual or abnormal material commitment except in the ordinary course of business and for full consideration;

(r)
commence, compromise, settle, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;

(s)
terminate or allow to lapse any insurance policy except in the ordinary course of business or in connection with the transactions contemplated under this Agreement, or (other than the transactions contemplated under this Agreement) do anything to render any insurance policy void or voidable, provided that it will not materially adversely affect Windrace Group Company’s business taken as a whole;

(t)	dispose of the ownership, possession, custody or control of any corporate or other books or records which are required under any Regulation to be kept or which should be kept on a prudent basis;

(u)	grant any power of attorney or otherwise authorise any other person to do any of the above;

(v)	enter into any partnership or joint venture arrangement otherwise than for normal business development;

(w)	establish or open or close any branch or office which is material to the business of the Windrace Group taken as a whole; or

(x)	do or omit to do any act or thing which would have a material adverse effect on its trading or financial position or prospects on the Windrace Group taken as a whole.

2.	Mr. Lin shall procure that, each Windrace Group Company, will, pending Closing fulfil their obligations under Clauses 5.1, 5.2 and 5.3.

SCHEDULE 7

SPAC ACTIVITIES PENDING CLOSING

1.
Save with the prior written consent of the Investors (which shall not be unreasonably withheld) or as expressly provided in this Agreement or except as determined by SPAC to be necessary or desirable to secure the SPAC stockholder approval as described in the SPA or as otherwise in the opinion of SPAC to be necessary or desirable to effectuate the transactions contemplated under this Agreement and the SPA, Windrace and Mr. Lin shall procure that each of SPAC and Exceed will not, pending Closing:

(a)	issue or agree to issue any of its share, interest or loan capital or grant or agree to grant, redeem or amend the terms of any option over or right to acquire any of its share or loan capital;

(b)
purchase or redeem any shares in its share capital or make any repurchases or reduction of its share capital or provide financial assistance for any such purchase other than for the purpose of securing stockholders’ approval of the SPA as contemplated thereunder;

(c)
acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or acquire any equity securities of any corporation, partnership, association or business organization (or enter into letters of intent, memorandum of understanding, contracts or agreements with respect to the foregoing); and

(d)
engage in discussions or negotiations or enter into letters of intent, memorandum of understanding, contracts, agreements, arrangements or transactions of any nature with any third party involving a payment by SPAC or Exceed with monies in the trust account, except for disbursements permitted under the SPA.

SCHEDULE 8

ESCROW AGREEMENT

DATED                     2009

WINDRACE INTERNATIONAL COMPANY LIMITED

and

WISETECH HOLDINGS LIMITED

and

WINDTECH HOLDINGS LIMITED

and

DEACONS

ESCROW AGREEMENT

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com
Fax : 28100431
Tel : 28259211

ESCROW AGREEMENT

DATED

PARTIES

(1)
WINDRACE INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands with limited liability, the registered office of which is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Windrace”);

(2)	WISETECH HOLDNGS LIMITED, a company incorporated in the BVI, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI ("Wisetech");

(3)	WINDTECH HOLDINGS LIMITED, a company incorporated in the BVI, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI ("Windtech"); and

(Wisetech and Windtech collectively are referred to as the “Investors”)

(4)	DEACONS of 5th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong (the "Escrow Agent").

(collectively, the “Parties” and each a “Party”).

RECITALS

(A)	The Parties (other than the Escrow Agent) and Mr. Shuipan Lin have entered into an agreement in relation to an investment in Windrace of even date (the “Investment Agreement”).

(B)
Pursuant to clauses 4.2 and 4.3 of the Investment Agreement, the Investors will deposit or cause to be deposited an aggregate sum of money not exceeding US$30,000,000 (the “Escrow Moneys”) into an escrow account in Hong Kong to be held by the Escrow Agent.  Reference to Escrow Moneys herein shall include any interest earned thereon.

(C)
The Parties have agreed that the Escrow Moneys shall be held in escrow on and subject to the terms of this Agreement, provided, however, that nothing herein shall amend or modify any of the binding provisions of the Investment Agreement, and further provided that the provisions of the Investment Agreement setting forth the conditions for the release of such Escrow Moneys shall remain in full force and effect.

(D)
The foregoing recitals constitute the premises upon which this Agreement is based and the reason for its execution and the said recitals are intended to be legally binding and shall be construed as an integral part of this Agreement.

PROVISIONS

1.1	ESCROW MONEYS

The Escrow Agent shall accept any Escrow Moneys deposited with it or caused to be deposited with it by the Investors from time to time and shall credit the same to its client account maintained with a major licensed bank in Hong Kong, subject to the terms of this Agreement.  Such Escrow Moneys shall be kept on such bank's overnight time deposit, subject to (a) any written instructions given jointly by Windrace and the Investors to hold on deposit for a different duration and (b) any payments made hereunder. The Investors shall, promptly after depositing or having caused to be deposited such Escrow Moneys, send a written notice by facsimile to the Escrow Agent informing it of such deposit and the amount thereof.

The Escrow Agent shall only be authorised to release all or any part of the Escrow Moneys upon receipt of and in accordance with the joint written instructions from Windrace and the Investors (the "Joint Instruction(s)") from time to time, substantially in the form set out in the Appendix attached hereto, or in accordance with Clause 9.2.  The Escrow Agent is hereby irrevocably and unconditionally authorised to act in accordance with the Joint Instruction(s) and (upon examination of such Joint Instruction(s) in accordance with Clause 5.1) pay the Escrow Moneys (excluding any amount the Escrow Agent has or is entitled to set off under Clause 9.2), or any relevant part(s) thereof, as soon as reasonably practicable in accordance with such Joint Instruction(s).  The Escrow Agent shall comply with Joint Instruction(s) given to the Escrow Agent and shall not be concerned with any disagreement between Windrace and the Investors or any other parties (whether in relation to the Investment Agreement or otherwise) after the delivery of Joint Instruction(s) to the Escrow Agent, unless subsequent Joint Instruction(s) directing the Escrow Agent otherwise are given to and received by the Escrow Agent before the relevant Joint Instruction(s) have been implemented by the Escrow Agent.  The Escrow Agent does not assume any duty or obligation of any kind in relation to, and shall not be liable in any way for, any remittance or other risks, or in ensuring the implementation of the Joint Instruction(s) by banks or other financial institutions holding the Escrow Moneys, and the sole obligation of the Escrow Agent is to give instructions to such banks or financial institutions in accordance with the Joint Instruction(s).

Any payment of all or any part(s) of the Escrow Moneys in accordance with Clause 1.2 shall represent a full and final discharge of the obligations of the Escrow Agent and following such release, the Escrow Agent shall have no liability whatsoever to Windrace and the Investors or any of them or any other party whatsoever.

For the avoidance of doubt, the Escrow Agent shall not be required to interpret any provisions of the Investment Agreement.

2.1	ESCROW AGENT’S DUTIES AND LIABILITIES

2.1
The Escrow Agent shall have only those duties, obligations and responsibilities clearly and expressly set out in this Agreement and no duties, obligations or responsibilities whatsoever shall be inferred or implied against the Escrow Agent. It is understood that the Escrow Agent’s only duties and responsibilities shall be to accept the Escrow Moneys deposited with it in accordance with this Agreement, to hold and release the Escrow Moneys in accordance with this Agreement.

2.2
The duties of the Escrow Agent under this Agreement are purely ministerial, administrative and non-discretionary in nature. Neither the Escrow Agent nor any of its partners, officers, employees, or agents shall, by reason of any matter or thing contained in this Agreement, be deemed to be a trustee for or have any fiduciary relationship with any of the other Parties or any other person. Where the Escrow Agent has acted in accordance with this Agreement it shall be deemed to have acted in accordance with the written instructions of Windrace and the Investors.

2.3
The Escrow Agent shall not be precluded (and neither shall any partner, officer, employee or agent of the Escrow Agent or any company or person in any other way associated with the Escrow Agent be precluded) from entering into or being otherwise interested in any commercial, financial or business contacts or in any other transactions or arrangements whatsoever with any of the other Parties or any of their affiliates or associated companies.

2.4
The Escrow Agent shall not be bound or affected in any way by any agreement or contract between any or all of the other Parties and the Escrow Agent shall not be deemed to have knowledge of any provision of those documents unless the substance of such provision is explicitly set forth in this Agreement. The Escrow Agent shall not in any way be required to determine whether or not the terms and conditions of any other agreement or contract between Windrace and the Investors have been complied with. Further, the Escrow Agent shall not be affected with knowledge or notice of any fact or circumstance not specifically set forth in this Agreement.

2.5
The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any order, judgment, certification, demand, written notice, instruction or request furnished to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated in such document or the propriety or validity of the service of such document. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give instructions (including but not limited to the Joint Instruction(s)) receipt or advice, make any statement, or execute any document in connection with the provisions of this Agreement has been duly authorised to do so. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

2.6
The Escrow Agent shall not be liable or accountable for any loss or damage whatsoever to any person caused by any action taken or omitted by the Escrow Agent except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or wilful misconduct was the primary and direct cause of any such loss. This Clause shall survive the resignation or removal of the Escrow Agent.

2.7
The Escrow Agent may execute any of its powers and perform any of its duties under this Agreement directly or through agents or attorneys and shall not be liable for any acts or omissions of such agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

2.8
Notwithstanding any provision in this Agreement to the contrary, in no event shall the Escrow Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if the Escrow Agent is aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise.  This Clause shall survive the resignation or removal of the Escrow Agent.

2.9
The Escrow Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. In certain circumstances, such action may delay or prevent the processing of any instructions or the Escrow Agent's performance of its obligations under this Agreement. Neither the Escrow Agent nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Escrow Agent or any delegate pursuant to this Clause.

2.10
Each of Windrace and the Investors hereby unconditionally and irrevocably covenants and undertakes on a 50:50 basis to keep the Escrow Agent and all of its partners, officers, employees and agents (each an “indemnified party”) indemnified in full at all times against all losses, liabilities, actions, proceedings, claims, demands, damages, costs, expenses, taxes and disbursements (the “Losses”) which may be incurred, suffered or brought against such indemnified party including the fees and disbursements under this Agreement, as a result of or in connection with directly or indirectly their appointment or involvement under this Agreement or the exercise of any of their powers or duties under this Agreement or any acts taken by such indemnified party in accordance with the terms of this Agreement or any acts taken by such indemnified party in accordance with its usual practice. The Escrow Agent shall not be obligated to take any action including any legal or other proceedings hereunder which might, in its sole judgement, involve any expense or liability of any kind unless it shall have been furnished with a full indemnity therefor which is satisfactory to the Escrow Agent in it’s sole opinion.  The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent.

2.11
Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall not in any event be liable for any failure or delay in the performance of its obligations under this Agreement if it is prevented from so performing its obligations by any existing or future law, order or regulation of a governmental, supranational or regulatory body, regulation of the banking or securities industry, any existing or future act of governmental authority, Act of God, flood, war (whether declared or undeclared), terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any telecommunication or money transmission system or any reason which is beyond the control of the Escrow Agent.

3.1	FEES AND EXPENSES

3.1	(a)
As compensation for its services to be rendered under this Agreement, each of Windrace and the Investors undertakes to pay the Escrow Agent the sum of HK$50,000 per annum (or a pro rata portion thereof on the basis of a 360 days year) on a 50:50 basis.  The fee payable to the Escrow Agent shall be paid on a bi-annual basis on 30 June and 31 December each year (or if that day is not a business day for licensed banks in Hong Kong, such payment shall be made on the business day immediately preceding that day).

(b)
Each of Windrace and the Investors also undertakes to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances (such as bank charges for implementing any Joint Instruction(s)), if any, incurred or made by it in connection with the carrying out of its duties under this Agreement on a 50:50 basis.  Where a claim is asserted or made against the Investors collectively, the amount of liability of each of Wisetech and Windtech shall be several (and not joint or joint and several) and be on a 40:60 basis.

(c)	This Clause shall survive the resignation or removal of the Escrow Agent.

4.1	CHANGE OF ESCROW AGENT

4.1	The Escrow Agent may at any time resign by giving not less than 30 days' prior notice in writing to Windrace and the Investors.

4.2	Windrace and the Investors may at any time jointly remove the Escrow Agent by giving not less than 30 days' prior notice in writing to the Escrow Agent.

4.3	Forthwith upon receiving a notice of resignation or giving a notice of removal, Windrace and the Investors shall appoint a successor escrow agent to hold the Escrow Moneys.

4.4
If, on or before the date of expiry of a notice of resignation or removal, the Escrow Agent receives written notice (an "Appointment Notice") from Windrace and the Investors of the name and address of a successor escrow agent together with Joint Instruction(s) from Windrace and the Investors, substantially in the form set out in the Appendix attached hereto, a direction to pay the Escrow Moneys to the successor escrow agent, the Escrow Agent shall make such payment as soon as is reasonably practicable but (as they hereby acknowledge) at the risk of Windrace and the Investors.

4.5
Failing receipt of an Appointment Notice on or before the date of expiry of a notice of resignation or removal, the resignation or removal of the Escrow Agent shall take effect and the Escrow Agent shall have no further duties or obligations under this Agreement save that if Windrace and the Investors shall not have appointed a successor escrow agent by the date such resignation or removal shall become effective, the Escrow Agent hereby agrees to continue to hold the Escrow Moneys for the same fees and expenses set out in Clause 3.1 and payable by Windrace and the Investors to the joint order of each of Windrace and the Investors until a successor escrow agent is appointed on the understanding that the Escrow Agent shall hold such moneys as bare custodian and shall have no further duties or obligations under this Agreement.  In such a case, the Escrow Agent shall only release the Escrow Moneys, and any interest accrued thereon, on receipt of Joint Instruction(s) from Windrace and the Investors, substantially in the form set out in the Appendix attached hereto.

5.1	INSTRUCTIONS AND COMMUNICATIONS

5.1
Each of Windrace and the Investors shall deliver to the Escrow Agent a list of authorised signatories, as set out in Schedule 1, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent under this Agreement, and the Escrow Agent shall be entitled to rely on such list with respect to any Party until a new list is furnished by such Party to and acknowledged by the Escrow Agent. The Escrow Agent shall verify the signatures on the relevant Joint Instruction(s) against the signature specimens contained in Schedule 1 or in such new list.

5.2
When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile, email or other form of electronic or data transmission, the Escrow Agent shall not be responsible or liable in the event such communication is not an authorized or authentic communication of Windrace or the Investors (as the case may be) or is not in the form Windrace or the Investors (as the case may be) sent or intended to send (whether due to fraud, distortion or otherwise).  Windrace and the Investors shall indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication on a 50:50 basis.

6.1	CONFLICTS AND DISPUTES

6.1
In the event of any inconsistency or conflict between the provisions of this Agreement and any other agreement or contract among Windrace and the Investors, this Agreement shall, as among the Escrow Agent, Windrace and the Investors, prevail.

6.2
In the event of any ambiguity or uncertainty under this Agreement or in any notice, instruction or other communication received by the Escrow Agent under this Agreement, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of all property held in escrow, unless the Escrow Agent receives written instructions, signed by Windrace and the Investors, which eliminates such ambiguity or uncertainty.

6.3
In the event of any dispute or conflicting claims between Windrace and the Investors and any other person or entity with respect to any property held in escrow, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such property held in escrow so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to Windrace and the Investors or any other person or entity for failure or refusal to comply with such disputed or conflicting claims, demands or instructions.  The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or disputed claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in writing that is satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the Parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by Windrace and the Investors on a 50:50 basis.

7.1	NOTICES

7.1
Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered post (if posted from and to an address in Hong Kong), pre-paid registered airmail (if posted from or to an address outside Hong Kong) or facsimile transmission to the Party due to receive the notice or communication at its respective address or facsimile number set out below or to such other address and/or number(s) as may have been last specified by such Party by written notice to each of the other Parties hereto.

To Windrace:

Address:	Xidelong Industrial Zone, Jinjiang, Fujian, the PRC

Attention:	Shuipan Lin

Telephone:	86-595-8285-8888

Facsimile:	85-595-8206-9999

To the Investors:	Wishtech and Windtech
c/o New Horizon Capital

Address:	12th Floor, Jinbao Building, 89 Jinbao Street, Beijing China 100005

Attention:	Jianming Yu and Huang Jian

Telephone:	86-10-85221230

Facsimile:	86-10-85221231
with a copy to

Deacons
Attn: Ms. Eugina Chan / Miss Rosita Chu
5th Floor, Alexandra House,
18 Chater Road
Central, Hong Kong
Telephone: (852) 2825 9211
Facsimile: (852) 2810 0431
Matter number: 156645

To Deacons:

Address:	5th Floor, Alexandra House,
18 Chater Road
Central, Hong Kong

Attention:	Ms. Eugina Chan / Miss Rosita Chu

Telephone:	(852) 2825 9211

Facsimile:	(852) 2810 0431

Matter No:	156645

7.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

(a)	if delivered personally, when left at the address referred to in Clause 7.1;

(b)	if sent by mail except air mail, two (2) days after posting; and
1.1
(c)	if sent by air mail, six (6) days after posting;

(d)	if sent by fax, on completion of its transmission.

In proving the giving of a notice by mail it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted.

8.1	WARRANTY

8.1
Each of Windrace and the Investors represents, warrants and undertakes to each other and to the Escrow Agent that it has full right, power and authority, and has taken all necessary action, to validly and duly execute and deliver, and to exercise their rights and perform their obligations under this Agreement and all other documents (including all written instruction to be given by them to the Escrow Agent) relating to this Agreement, and this Agreement constitutes, and the documents which are to be executed by it when executed will constitute, legal, valid and binding agreements or obligations enforceable against it in accordance with their respective terms.

9.1	SET OFF

9.1
The Investors shall be reimbursed for all fees and expenses incurred (“Investors Fees”) as contemplated and in accordance with the terms and conditions of the Investment Agreement, subject to a maximum sum of US$50,000.

9.2
Upon receipt by the Escrow Agent of a written instruction from the Investors, the Escrow Agent shall be entitled to (a) deduct from the Escrow Moneys any sum representing the Investors Fee as stipulated in such written instruction; and (b) pay to the Investors or any person(s) as they may in such written instruction direct such Investors Fee, up to a maximum sum of US$50,000.

10.1	COUNTERPARTS

10.1
This Agreement may be executed in one or more counterparts each of which shall be binding on each Party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument.  For the avoidance of doubt, this Agreement shall not be binding on any Party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be Party hereto.

11.1	GENERAL

11.1
The terms and provisions of this Agreement constitute the entire agreement among the Parties in respect of the subject matter of this Agreement, and neither (i) Windrace and the Investors on the one hand nor (ii) the Escrow Agent on the other hand has relied on any representations or agreements of the other, except as specifically set forth in this Agreement.

11.2	This Agreement or any provisions of this Agreement may be amended, modified, waived or terminated only by written agreement duly signed by the Parties thereto.

11.3
This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and permitted assignees. This Agreement is for the sole and exclusive benefit of the Parties, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

11.4
The rights and remedies conferred upon the Parties shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy under this Agreement shall not preclude the subsequent exercise of such right or remedy.

11.5
If one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement, and the remaining provisions of this Agreement shall be given full force and effect.

12.1	GOVERNING LAW AND JURISDICTION

12.1
This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Hong Kong courts in respect of all disputes of any kind in connection with the terms of this Agreement.

12.2
Windrace hereby irrevocably appoints Jones Day of 29/F, Edinburgh Tower, the Landmark, 15 Queen’s Road Central, Hong Kong as the agent to accept service of legal process on its behalf.  Service of legal process upon such process agent of Windrace shall be deemed completed whether or not such legal process is forwarded to or received by Windrace.  Windrace hereby irrevocably agrees that, if the process agent ceases to have an address in Hong Kong or ceases to act as the process agent on behalf of Windrace, it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other Parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time Windrace appoints a new process agent, it shall give written notice to the other Parties of such appointment and until such time service on the process agent last known to the other Parties shall be deemed to be effective service.

12.3
Each of the Investors hereby irrevocably appoints Consec Services Limited of 6/F Alexandra House, 18 Chater Road, Central, Hong Kong as the agent to accept service of legal process on its behalf.  Service of legal process upon the process agent of the Investors shall be deemed completed whether or not such legal process is forwarded to or received by any of the Investors.  Each of the Investors hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other Parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time any of the Investor appoints a new process agent it shall give written notice to the other Parties of such appointment and until such time service on the process agent last known to the other Parties shall be deemed to be effective service.

IN WITNESS whereof the hands of the Parties the date and year first before written.

SIGNED by	)
duly authorized for and on behalf of	)
WINDRACE INTERNATIONAL COMPANY	)
LIMITED	)
in the presence of:	)

Witness’ signature:
Witness’ name:
Witness’ occupation:
Witness’ address:

SIGNED by	)
duly authorized for and on behalf of	)
WISETECH HOLDINGS LIMITED	)
in the presence of:	)

Witness’ signature:
Witness’ name:
Witness’ occupation:
Witness’ address:

SIGNED by	)
duly authorized for and on behalf of	)
WINDTECH HOLDINGS LIMITED	)
in the presence of:	)

Witness’ signature:
Witness’ name:
Witness’ occupation:
Witness’ address:

SIGNED by	)
duly authorized for and on behalf of	)
DEACONS	)
in the presence of:	)

Witness’ signature:
Witness’ name:
Witness’ occupation:
Witness’ address:

APPENDIX

FORM OF JOINT WRITTEN INSTRUCTION(S)

Date:

To:	Deacons
5th Floor, Alexandra House
18 Chater Road
Central, Hong Kong

Attention:  Ms Eugina Chan/Ms Rosita Chu

Dear Sirs

Escrow Agreement dated [●]
among the undersigned and Deacons (the “Escrow Agreement")
Matter no. 156645

Terms used in this notice shall have the same meaning as defined in the Escrow Agreement.

We hereby instruct you, pursuant to clause [*] of the Escrow Agreement, to release [amount] of the Escrow Moneys by direct transfer as follows:

Bank:

Account number:

Accountholder name:

SIGNED by	)
)
for and on behalf of	)
WINDRACE INTERNATIONAL COMPANY	)
LIMITED	)
in the presence of:	)

Witness’ signature:
Witness’ name:
Witness’ occupation:
Witness’ address:

SIGNED by	)
duly authorized for and on behalf of	)
WISETECH HOLDINGS LIMITED	)
in the presence of:	)

Witness’ signature:
Witness’ name:
Witness’ occupation:
Witness’ address:

SIGNED by	)
duly authorized for and on behalf of	)
WINDTECH HOLDINGS LIMITED	)
in the presence of:	)

Witness’ signature:
Witness’ name:
Witness’ occupation:
Witness’ address:

SCHEDULE 1

LIST OF AUTHORISED SIGNATORIES

Windrace: (any one of the following representatives to sign)

Name: Shuipan Lin Title: Director of Windrace	Specimen Signature: ________________

Name: Tai Yau Ting Title: Chief Financial Officer of Windrace	Specimen Signature: ________________

Wisetech Holdings Limited: (any one of the following representatives to sign)

Name: Jianming Yu	Specimen Signature: ________________

Name: Yuk Mei Tsui	Specimen Signature: ________________

Windtech Holdings Limited: (any one of the following representatives to sign)

Name: Jianming Yu	Specimen Signature: ________________

Name: Yuk Mei Tsui	Specimen Signature: ________________

SCHEDULE 9

PROPERTY

Part A - Owned Property

1.	Land

Owner	國有土地使用證 證書編號 (State-owned Land Use Rights Certificate number)	Site	Use	Date of Expiry of the Use Right	Use right Area (Square meter)
喜得龍(中國)有限公司(Xidelong (China) Co. Ltd.)	晋國用（2007）第00785号 (Jin Guo Yong (2007) No.00785)	中國福建省晋江市陳埭鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	9,475.00
喜得龍(中國)有限公司(Xidelong (China) Co. Ltd.)	晋國用（2007）第00786號 (Jin Guo Yong (2007) No. 00786)	中國福建省晋江市陳埭鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	9,196.00
喜得龍(中國)有限公司(Xidelong (China) Co. Ltd.)	晋國用（2007）第00787號 (Jin Guo Yong (2007) No. 00787)	中國福建省晋江市陳埭鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	20,113.00
福建喜得龍體育用品有限公司 (Fujian Xidelong Sports Goods Co., Ltd.)	晋國用（2005）第01753號 (Jin Guo Yong (2005) No. 01753)	中國福建省晋江市陳埭鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2055-07-06	15,277.00

2.	Buildings

Owner	房屋所有權證證書編號 (Building Ownership Certificate number)	Site	Construction Area (Square meter)
喜得龍(中國)有限公司(Xidelong (China) Co. Ltd.)	晋房權證陳埭字第06-200574號(Jin Fang Quan Zheng Chen Dai Zi No. 06-200574)	中國福建省晋江市陳埭鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	10,735.96
喜得龍(中國)有限公司(Xidelong (China) Co. Ltd.)	晋房權證陳埭字第06-200576號 (Jin Fang Quan Zheng Chen Dai Zi No. 06-200576)	中國福建省晋江市陳埭鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	66,102.31
喜得龍(中國)有限公司(Xidelong (China) Co. Ltd.)	晋房權證陳埭字第06-200578號 (Jin Fang Quan Zheng Chen Dai Zi No. 06-200578)	中國福建省晋江市陳埭鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	22,186.39

Part B - Leased Property

Nil

SCHEDULE 10

DEED OF INDEMNITY

1

Dated the            day of                   2009

SHUIPAN LIN

and

WISETECH HOLDINGS LIMITED

and

WINDTECH HOLDINGS LIMITED

____________________________

DEED OF INDEMNITY
in respect of
TAXATION
____________________________

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com

Fax : 28100431
Tel : 28259211

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THIS DEED OF INDEMNITY is made          day of                , 2009

BY:

(1)	SHUIPAN LIN, whose address is at No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC and whose PRC passport number is G14386872 (the “Covenantor”);

In favour of:

(2)	WISETECH HOLDNGS LIMITED, a company incorporated in the BVI, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("Wisetech"); and

(3)	WINDTECH HOLDINGS LIMITED, a company incorporated in the BVI, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("Windtech").

(Wisetech and Windtech collectively are referred to as the “Covenantees”)

Whereas :-

(A)
This Deed is made pursuant to an investment agreement dated             2009 (the “Principal Agreement”) entered into between, among others, the Covenantor and the Covenantees providing for, amongst other thing, the investment in Windrace.

(B)	The Covenantor has agreed to give certain indemnities in favour of the Covenantees upon the terms and subject to the conditions set out in this Deed.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1
In this Deed, terms capitalised in this Deed but not otherwise defined have the meaning given to them in the Principal Agreement and the following expressions shall have the following meanings except where the context otherwise requires:-

"Exceed" means (i) Exceed and SPAC (before the Merger); and (ii) Exceed (after the Merger), being the merged entity after the Merger;

"Relief" means any relief, allowance, concession, preferential tax treatment, right to repayment, set-off or deduction in computing profits or other assessable sum against which a Taxation is assessed, and any credit granted by or available pursuant to any legislation or otherwise relating to all forms of Taxation;

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"Taxation" or “Tax” means:-

(a)     any liability to any form of taxation and duty whenever created or imposed whether of the United States, Hong Kong, the BVI, the PRC or of any other part of the world and, without prejudice to the generality of the foregoing, including profits tax, provisional profits tax, business tax on gross income, enterprise income tax, income tax, value added tax, interest tax, salaries tax, individual income tax (employer as the statutory tax withholding agent) and social security contribution, property tax, land appreciation tax, lease registration tax, urban real estate tax, deed tax, estate duty, capital gains tax, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, import, customs and excise duties, local surtaxes, local surcharges (including but not limited to river administration fee) and generally any tax, duty, impost, levy or rate or any amount payable to any Taxation Authority;

(b)     such amount or amounts as is or are referred to in Clause 1.2 ;

(c)     all costs, interests, penalties, fines, charges, liabilities and expenses incidental or relating to any liability to Taxation which is the subject of the Deed, to the extent that the same are payable or suffered by Exceed or a Windrace Group Company; and

“Taxation Authority” means any revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, or any non-revenue and non-fiscal governmental institutions responsible for collecting Taxes on behalf of taxation authorities, whether of the United States, Hong Kong, the BVI, the PRC or elsewhere;

"Taxation Claim(s)" means any claim, counterclaim, assessment, notice, demand or other documents issued or action taken by or on behalf of any Taxation Authority whereby Exceed or a Windrace Group Company is liable or is sought to be made liable for any payment of any Taxation or is denied or sought to be denied any Relief.

1.2
In the event of deprivation of any Relief or of a right to repayment of any form of Taxation available to Exceed or a Windrace Group Company, there shall be treated as an amount of Taxation for which a liability has arisen, the amount of such Relief or repayment; or if the amount of Taxation being reduced is smaller than the actual amount of Relief, the amount by which the liability equal to any such Taxation of Exceed or any particular Windrace Group Company would have been reduced by such Relief if there had been no such deprivation, applying the relevant rates of Taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that Exceed or such Windrace Group Company had sufficient profits, turnover or other assessable income or expenditure against which such Relief might be set off or given.

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1.3	In this Deed:

(a)        the masculine gender shall include the feminine gender and neuter and the singular number shall include the plural and vice versa;

(b)        references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships and all forms of governmental body or authority; and

(c)        the headings are inserted for convenience only and shall not affect the interpretation of this Deed.

1.4	The recitals form part of this Deed and shall be construed and shall have the same force and effect as if expressly set out in the body of this Deed.

2.	TAXATION INDEMNITY

2.1
Without prejudice to any of the foregoing provisions of this Deed and subject as hereinafter provided, the Covenantor agrees, and undertakes, to indemnify and at all times keep each of the Covenantees fully indemnified on demand from and against:

(a)        the amount of any and all Taxation falling on any of Exceed and the Windrace Group Companies resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring up to the date hereof, whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company including any and all Taxation resulting from the receipt by any of Exceed or the Windrace Group Companies of any amounts paid by the Covenantor under this Deed;

(b)        all actions, claims, losses, damages, costs (including all legal costs), expenses or other liabilities which any of Exceed or the Windrace Group Companies may made, suffer or incur in respect of or arising from or on the basis of or in connection with any Taxation which is covered by the indemnities given under Clause 2.1(a), including without limitation to the generality of the foregoing:

(i)        the investigation, assessment or the contesting of any Taxation Claim;

(ii)        the settlement of any claim under this Deed;

(iii)        any legal proceedings in which any of Exceed or the Windrace Group Companies claims under or in respect of this Deed and in which judgment is given for any of Exceed or the Windrace Group Companies; or

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(iv)        the enforcement of any such settlement or judgment referred to in (ii) and (iii) above.

2.2	Notwithstanding Clause 2.1 of this Deed, the Covenantor shall be under no liability under this Deed in respect of Taxation:

(a)        to the extent that it is payable by Exceed or any Windrace Group Company chargeable in consequence of any event occurring or income, profits or gains earned, accrued or received or alleged to have been earned, accrued or received in after the date hereof and which is not interest or penalty, surcharge or fine in connection with Taxation in relation to an event which took place on or prior to the date hereof;

(b)        to the extent that provision has been made for such Taxation in the Accounts;

(c) to the extent that it would not have arisen but for any act or omission by Exceed or any of the Windrace Group Companies voluntarily effected after the date hereof (other than pursuant to a legally binding commitment created on or before the date hereof) without the prior written consent or agreement of the Covenantor, otherwise than in the ordinary course of business of Exceed or the relevant Windrace Group Company; and

(d)        to the extent that such Taxation or Taxation Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or the interpretation or practice thereof by the relevant Taxation Authority or any other relevant authority in the relevant jurisdiction coming into force after the date hereof or to the extent such Taxation Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect.

2.3        The maximum aggregate liability of the Covenantor under this Deed and for breach of the Principal Agreement shall be US$3,000,000 in aggregate, together with any reasonable costs and expenses properly incurred by the Covenantees in seeking compensation and damages from the Covenantor pursuant to this Deed and the Principal Agreement.

3.	NO DOUBLE CLAIM

3.1	No claim under this Deed shall be made by more than one of the Covenantees in respect of the same Taxation.

3.2	Each of the Covenantees shall not be entitled to recover more than once in respect of any one matter giving rise to a claim whether under this Deed or the Principal Agreement or both.

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4.	TAXATION CLAIM

4.1	In the event of any Taxation Claim arising, the Covenantees shall by way of covenant but not as a condition precedent to the liability of the Covenantor hereunder:

(a)        give or procure that such notice together with the relevant information will as soon as reasonably practicable be given to the Covenantor in the manner provided in Clause 10; and

(b)        at the written request of the Covenantor, take such action or procure that such action be taken as the Covenantor may reasonably request to cause the Taxation or Taxation Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Taxation Claim and any determination in respect thereof but subject to it being indemnified and secured to its reasonable satisfaction by the Covenantor from and against any or all losses, liabilities (including additional Taxation), penalties, interests, costs, damages and expenses which may be thereby incurred.

4.2
Without the prior approval of the Covenantees, the Covenantor shall not make any settlement of any Taxation Claim nor agree to any matter in the course of disputing any Taxation Claim likely to affect the future taxation liability of Exceed or any of the Windrace Group Companies.

4.3
Without the prior approval of the Covenantor, a Covenantee shall not make any settlement of any Taxation Claim nor agree to any matter in the course of disputing any Taxation Claim likely to affect the amount payable by the Covenantor under this Deed.

5.	PAYMENTS

5.1
If after the Covenantor has made any payment pursuant to Clause 2, any of Exceed or the Windrace Group Companies shall receive a refund of all or part of the relevant Taxation, Exceed or such Windrace Group Company shall repay or procure the repayment by Exceed or such other Windrace Group Company, as the case may be, to the Covenantor a sum corresponding to the amount of such refund less:-

(a)        any and all reasonable expenses, costs and charges payable or properly incurred by Exceed or the Windrace Group Company in recovering such refund; and

(b)        the amount of any additional Taxation which may be suffered by any of Exceed or the Windrace Group Companies in consequence of such refund.

5.2
Any payments due by the Covenantor pursuant to the foregoing provisions of this Deed shall be increased to include such interest and penalty on unpaid Taxation as Exceed or the Windrace Group Companies or any of them shall have been required to pay pursuant to the applicable Regulations.

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5.3
In respect of any payments payable by or due from the Covenantor to any of Exceed or the Windrace Group Companies under this Deed, the Covenantor may make such payment to the Covenantees instead of to Exceed or such Windrace Group Companies, and payments so made by the Covenantees shall constitute a good and absolute release and discharge of such payment obligations of the Covenantor.

5.4
All payments made by or due from the Covenantor under this Deed shall be made gross, free and clear of any rights of counterclaim or set-off (save with the agreement of any Covenantor and any Convenantee) and without any deductions or withholdings of any nature.

5.5	No payment shall be treated as made by the Covenantor under this Deed until and to the extent that cleared funds are available in respect of it to Exceed or the Windrace Group Company.

5.6
For the avoidance of doubt, the Covenantor shall remain liable in accordance with the terms of this Deed notwithstanding that any Taxation giving rise to a liability to make a payment under Clause 2 of this Deed is or has been discharged or suffered by Exceed or the relevant Windrace Group Company, whether before or after the date hereof and whether by payment or by loss or utilisation of any relief or right to repayment of Taxation.

6.	BINDING EFFECT

The indemnities, agreements and undertakings herein contained shall bind the successors of the Covenantor and shall enure for the benefit of each party's successors and permitted assigns.

7.	FURTHER UNDERTAKING

The Covenantor undertakes with the Covenantees that it will on demand do all such acts and things and execute all such deeds and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Deed and the indemnities hereby contemplated.

8.	ASSIGNMENT

None of the Covenantees may assign the whole or any part of the benefit of this Deed without the prior written consent of the Covenantor such consent not to be unreasonably withheld.

9.	SEVERABILITY

Any provision of this Deed prohibited by or which is unlawful or unenforceable under any applicable law shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed.

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10.	NOTICES

Any notice required to be given under this Deed shall be in writing and shall be delivered personally or sent by facsimile or by registered or recorded delivery post, postage prepaid to the respective party at the address set out herein or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto with specific reference to this Deed.  Any notice, demand or other communications so addressed to the relevant party shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by facsimile shall be deemed received on the date of despatch and if served by prepared registered post shall be deemed received on the third Business Days after despatch.

To the Covenantor:

Name:	Shuipan Lin

Address:	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC

Telephone:	86-595-8285-8888

Facsimile:	86-595-8206-9999

To the Covenantees:

Name:	Wisetech and Windtech
c/o New Horizon Capital

Address:	12th Floor, Jinbao Building, 89 Jinbao Street, Beijing China 100005

Attention:	Jianming Yu and Huang Jian

Telephone:	86-10-85221230

Facsimile:	86-10-85221231

with a copy to

Deacons
5th Floor, Alexandra House,
18 Chater Road
Central, Hong Kong
Telephone: 2825 9211
Facsimile: 2810 0431
Attn: Eugina Chan / Rosita Chu
Matter number: 156645

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11.	GENERAL PROVISION

11.1
This Deed constitutes the entire agreement between the parties in relation to the subject of this Deed and supersedes any previous agreement between or representation by any party to any other in relation to the subject matter.

11.2	No variation of any of the terms of this Deed will be effective unless it is made or confirmed in writing and signed by or on behalf of each of the parties.

11.3
No relaxation, forbearance, indulgence or delay of any party in exercising any right under this Deed shall affect the ability of that party subsequently to exercise such right or to pursue any remedy, nor shall such failure or delay constitute a waiver of any other right.

12.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

13.2
Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of the Covenantees to take proceedings against the Covenantor (or any of them) in any other court of competent jurisdiction, nor shall the taking of proceedings by the Covenantees in any one or more jurisdictions preclude the Covenantees taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

13.3
The Covenantor hereby irrevocably appoints Jones Day of 29/F., Edinburgh Tower, the Landmark, 15 Queen’s Road Central, Hong Kong as its agent to accept service of legal process on its behalf.  Service of legal process upon the process agent of the Covenantor shall be deemed completed whether or not such legal process is forwarded to or received by the Covenantor. The Covenantor hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time the Covenantor appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

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13.4
Each of the Covenantees hereby irrevocably appoints Consec Services Limited of 6/F Alexandra House, 18 Chater Road, Central, Hong Kong as its agent to accept service of legal process on its behalf.  Service of legal process upon the process agent of the Covenantees shall be deemed completed whether or not such legal process is forwarded to or received by any of the Covenantees. Each of the Covenantees hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time any of the Covenantees appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

AS WITNESS  whereof this Deed has been duly executed on the day and year first above written.

SIGNED, SEALED and DELIVERED by	)
SHUIPAN LIN	)
in the presence of:-)

SEALED with the SEAL of	)
WISETECH HOLDINGS LIMITED	)
)
and SIGNED by	)
)
in the presence of:-)

SEALED with the SEAL of	)
WINDTECH HOLDNGS LIMITED	)
)
and SIGNED by	)
)
in the presence of :-)

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EXHIBIT

ACCOUNTS

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